Exhibit 10.2

STANDARD OFFICE LEASE

Between

Geary-Market Investment Company, Ltd.,

a California corporation

(“Landlord”)

And

Apellis Pharmaceuticals, Inc.

a Delaware corporation

(“Tenant”)

09338.008 2450031v1

ActiveUS 172034323v.3

STANDARD OFFICE LEASE

This Standard Office Lease (“Lease”) is made as of March 29, 2019 by and between Geary-Market Investment Company, Ltd., a California corporation (“Landlord”), and Apellis Pharmaceuticals, Inc., a Delaware corporation, (“Tenant”), who agree as follows:

BASIC LEASE INFORMATION

The following is the Basic Lease Information of this Lease. Other Sections of this Lease explain and define the Basic Lease Information in more detail and are to be read in conjunction herewith.

1.	LANDLORD:	Geary-Market Investment Company, Ltd. 49 Geary St., West Mezzanine San Francisco, California 94108

	TENANT:	Apellis Pharmaceuticals, Inc. 720 Market Street, Suite 500 San Francisco, CA 94108

2.	PREMISES:	(a) 720 Market Street, Suite 500 San Francisco, CA 94108
(b) Approximately 5,044 rentable square feet on the fifth (5th) floor.
(c) Approximately 40,140 rentable square feet for the Building.

3.	TERM:	Five (5) years

4.	COMMENCEMENT DATE:

March 15, 2019 or upon substantial completion of the Tenant Improvements, whichever is later. If the Commencement Date has not occurred by May 1, 2019, Tenant shall receive one day of free rent for each day from May 1, 2019 until the Commencement Date occurs. If the Commencement Date has not occurred by June 15, 2019, Tenant may terminate the Lease.

	RENT COMMENCEMENT:	Same as Commencement Date.

5.	BASIC MONTHLY RENT:	Months 1-12*: $27,321.66 per month Months 13-24: $28,141.31 per month Months 25-36: $28,985.55 per month Months 37-48: $29,855.12 per month Months 49-60: $30,750.77 per month

09338.008 2450031v1	1

ActiveUS 172034323v.3

BASIC ANNUAL RENT:

Months 1-12*:  $327,860.00 per annual ($65.00 rsf)

Months 13-24:  $337,695.80 per annual ($66.95 rsf)

Months 25-36:  $347,826.67 per annual ($68.95

rsf)

Months 37-48:  $358,261.47 per annual ($71.02 rsf)

Months 49-60:  $369,009.31 per annual ($73.15 rsf)

*If the Commencement Date does not occur on the first day of the month, month 12 shall be deemed to end on the last day of the month in which the first anniversary of the Commencement Date occurs, such that month 13 shall begin on the first day of the applicable month.

6.	TENANT’S PRO RATA SHARE: ADD’L RENT, TAXES, COMMON AREA MAINTENANCE

Taxes and Operating expenses relating to the entire building: 12.57%

Operating expenses relating to Office Tenants only: 13.78%.

Base Year: Calendar Year 2019 grossed up to represent a 100% occupied building.

7.	PREPAID RENT:	Tenant will pay to Landlord Prepaid Rent equal to the Sixtieth (60th) month’s Basic Monthly Rent: $30,750.77 in the form of Cash.

8.	BROKERS:

The parties acknowledge that T3 Advisors is representing the Tenant in this transaction and Transwestern is representing Landlord in this transaction. In the event of a lease between the parties being consummated, Landlord shall pay a brokerage commission equal to Two Dollars ($2.00) per rentable square foot per year leased to T3 Advisors, as well as the brokerage commission due to Transwestern pursuant to a separate agreement between Landlord and Transwestern. Commission shall be due to each broker, 50% upon Lease execution and 50% on the Commencement Date.

9.	PERMITTED USES:	Office, administration and any related storage uses.

10.	ACCESS/SECURITY:

Tenant’s specified personnel will have 24-hour per day, 7 days per week, 52 weeks per year access to its premises in the building with key/card access and electric services being provided by Landlord at all times.

09338.008 2450031v1	2

ActiveUS 172034323v.3

11.	TENANT IMPROVEMENTS:	Except as otherwise provided in this Lease, the Premises shall be delivered in its “As Is” condition with the following improvements. Landlord, at Landlord’s sole cost and expense, shall provide:

1. New mutually agreed upon paint throughout the Premises with up to two (2) accent colors.

2. Installation of building standard carpet of mutually agreed upon color/tone (collectively, the “Tenant Improvement Work”).

Landlord and Tenant acknowledge and agree that they have mutually agreed on such paint and carpet colors prior to the date hereof.

Landlord shall be responsible for the compliance and good working order of all underlying building systems and improvements, and on the Commencement Date, the Premises shall be in compliance with all applicable laws.

Cosmetic Alterations:

Tenant shall have the right to paint and recarpet and make non-structural cosmetic alterations up to $25,000.00 per project without Landlord consent and without payment of a construction management fee to Landlord. Tenant must still provide Landlord appropriate notice of work and comply with building procedures and as-built drawings on completion, as further set forth in Article 9 hereof.

12.	LANDLORD RESPONSIBIILITY:

Landlord will be responsible for all path of travel and ADA compliance outside the Premises. Landlord shall be responsible for any and all costs incurred in keeping with Title 24 compliance throughout the Tenant improvement process.

09338.008 2450031v1	3

ActiveUS 172034323v.3

ARTICLE 1

PREMISES

1.1Premises

Landlord leases to Tenant and Tenant leases from Landlord, upon the provisions and conditions set forth herein, those certain premises (“Premises”) described on Exhibit A attached hereto, which Premises are located in that certain building known as 720 Market Street, San Francisco, California (“Building”) and situated upon that certain real property as more particularly described on Exhibit A (“Real Property”). The Real Property and the Building and the underlying land and improvements are referred to collectively herein as the “Project”.

1.2Rentable Square Footage

The rentable area of Premises and the Building are agreed to be the numbers of square feet respectively specified in the Basic Lease Information.

1.3Common Areas

“Common Areas” shall mean the lobby and the open space and sidewalk areas on the Real Property, and any other areas of the Building or Real Property designated by Landlord from time to time for the common use or benefit of occupants of the Building, and their employees and invitees, or the public.

ARTICLE 2

TERM

2.1Term Commencement Date

The term of this Lease (“Term”) shall commence on the Commencement Date. Unless sooner terminated, as provided in this Lease, the Term shall end March 31, 2024 or on the last day of the sixtieth (60th) full month after the Commencement Date, whichever occurs later. (“Term Expiration Date”).

2.2Delivery and Acceptance of Premises

Tenant shall accept the Premises on the date when the Premises are “Ready for Delivery.” The Premises shall be deemed Ready for Delivery when Landlord has provided access to the Premises for Tenant, so as to be used for the Permitted Use and with the Tenant Improvement Work as described in the Basic Lease Information substantially completed. Landlord represents and warrants to Tenant that all Building Systems (as hereinafter defined) and Building improvements are, and throughout the Term will be, in good working order, and that on the Commencement Date, the Premises will be in compliance with all applicable laws. Subject to the foregoing, Tenant agrees to accept possession of the Premises in their “as is” condition on the date when the Premises are Ready for Delivery, without representation or warranty by Landlord, express or implied, and with no obligation of Landlord to repaint, remodel, repair, improve or alter the Premises, or to perform any construction, remodeling or other work of improvement upon the Premises, or contribute to the cost of any of the foregoing, except for the representations and warranties set forth above, and except for Landlord’s obligation to complete the Tenant Improvement Work. Tenant also acknowledges that, except for the representations and warranties set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or the Building. Tenant shall be deemed to have accepted possession of the Premises when Tenant first moves any of its personnel, furnishings and/or equipment into the Premises, except to the extent that Tenant is explicitly authorized in this Lease to do any of the foregoing without being deemed to have accepted possession of the Premises.

2.3INTENTIONALLY DELETED

09338.008 2450031v1	4

ActiveUS 172034323v.3

ARTICLE 3

RENT

3.1Basic Monthly Rent

Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, as basic monthly rental (“Basic Monthly Rent”), the amount specified in Item 5 of the Basic Lease Information. Unless otherwise expressly provided in this Lease, the Basic Monthly Rent and all other amounts payable hereunder shall be paid to Landlord in advance on the Rent Commencement Date and thereafter on or before the first day of each month during the Term without abatement, deduction or offset, in lawful money of the United States of America at the office of the property manager as designated in writing by the Landlord, or to such place as Landlord may designate in writing, except that a full month’s Basic Monthly Rent shall be paid to Landlord concurrent with Tenant’s execution of this Lease, which payment shall be credited to the first month’s Basic Monthly Rent due on the Rent Commencement Date. If the Rent Commencement Date occurs on other than the first day of a calendar month, then there shall be deemed paid on the Rent Commencement Date a pro rata portion of the Basic Monthly Rent based upon the number of days remaining in such month and the remaining balance of any amount paid by Tenant upon Lease execution shall be credited towards the Basic Monthly Rent due in the second calendar month after the Rent Commencement Date. In the event the Term ends on a day other than the last day of the month, the last monthly payment of Basic Monthly Rent shall be prorated based upon the number of days in such month prior to and including the last day of the Term.

3.2Interest on Past Due Amounts

Any Rent not paid when due shall bear interest from the date due until the date paid at the rate (the “Interest Rate”) equal to the Prime Rate (as hereinafter defined) as of such due date, plus five percent (5%) per annum; provided, however, that Tenant’s total liability for interest payments under this Lease shall not exceed the limits, if any, imposed on such payments by the usury laws of the State of California. The payment of such interest shall not excuse or cure any Default or modify any obligation of Tenant under this Lease. The “Prime Rate” shall mean the prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal as being the base rate on corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) on the first day on which The Wall Street Journal is published in the month preceding the month in which the subject costs are payable or incurred.

3.3Late Fee

Tenant acknowledges that the late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be difficult to ascertain. Such costs may include, without limitation, administrative costs, processing and accounting charges, and late charges, which may be imposed on Landlord. Accordingly, if any payment of Rent shall not be received by Landlord within five (5) days after the date that such payment is due and payable, then Tenant shall pay to Landlord, in addition to the interest provided above, a late charge in the amount of five percent (5%) of the amount due. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by the Tenant. Acceptance of such late charge by Landlord shall not prevent the Landlord from exercising any of its rights or remedies hereunder.

09338.008 2450031v1	5

ActiveUS 172034323v.3

3.4Rent

For purposes of this Lease, “Rent” and “rent” shall include all amounts payable by Tenant to Landlord under this Lease, including Basic Monthly Rent and all additional rent and other charges hereunder, regardless of how described or denominated.

3.5Prepaid Rent

Tenant shall provide Landlord with prepaid rent in the amount of Thirty Thousand Seven Hundred and Fifty Dollars and Seventy-Seven Cents ($30,750.77) (the “Prepaid Rent”) to be submitted within Fifteen (15) days of the full execution of this Lease (but in any event prior to the delivery of possession of the Premises to Tenant). The Prepaid Rent shall be held by Landlord. The use, application or retention of the Prepaid Rent, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law.

Provided that Tenant is not in default of any Lease terms, Landlord shall repay to Tenant the Prepaid Rent to be applied to the sixtieth (60th) month’s rent within thirty (30) days of written request from Tenant. If Tenant fails to pay any Rent, or otherwise Defaults with respect to any provision of the Lease, Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Repaid Rent for the payment of any Rent then in default for the payment of any other sum to which Landlord may become obligated by reason of Tenant’ Default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. Tenant waives the provisions of California Civil Code Section 1950.7 and all other provisions of law now in force or that become in force after the date of execution of this Lease that provide that Landlord may claim from the Prepaid Rent only those sums reasonably necessary to remedy Defaults in the payment of Rent, to repair damage caused by Tenant, or to clean the Premises. If Landlord uses or applies all or any portion of the Prepaid Rent as provided above, Tenant shall, within ten (10) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Prepaid Rent to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default (as defined in Section 16.1 below) under this Lease. Landlord shall not be required to keep the Prepaid Rent separate from its general accounts. If Tenant performs all of Tenant’s obligations hereunder, the Prepaid Rent, or so much thereof as has not theretofore been applied by Landlord, shall, without payment of interest or other increment for its use pay Rent due for the last month of the Term. No trust relationship is created herein between Landlord and Tenant with respect to Prepaid Rent.

ARTICLE 4

ADDITIONAL RENT

4.1Increased Direct Expenses

The “Base Year” is that calendar year specified in Paragraph 6 of the Basic Lease Information. During each calendar year of the Term subsequent to the Base Year Tenant shall pay to Landlord, as additional rent, Tenant’s Percentage Share (as specified in the Basic Lease Information) of any increase in Direct Expenses (as defined in Section 4.2) paid or incurred by the Landlord during such calendar year (which increase is hereinafter referred to as the “Increased Direct Expenses”). Landlord may, at or after the start of any calendar year subsequent to the Base Year, notify Tenant of the amount which Landlord estimates will be Tenant’s monthly share of Increased Direct Expenses for such calendar year, and Tenant shall pay such amount as additional rent on or before the first day of each month of the Term, along with the Basic Monthly Rent payments required to be made by Tenant in such year. If during the Base Year or any succeeding calendar year

09338.008 2450031v1	6

ActiveUS 172034323v.3

less than one hundred percent (100%) of the Building is leased and occupied, then the amount of Direct Expenses allocable to the subject calendar year for purposes of Tenant’s Percentage Share of Increased Direct Expenses shall be increased to an amount reasonably estimated by Landlord to be the amount of Direct Expenses which would have been paid or incurred if one hundred percent (100%) of the Rentable Area of the Building had been occupied during the subject year. Tenant’s Percentage Share may be adjusted from time to time for certain Direct Expenses due to the pool of tenants who are provided such services.

4.2Definition of Direct Expenses

“Direct Expenses” as used herein shall include all costs, charges and expenses incurred in the course of ownership, management, operation, security, repair and maintenance of the Project including, without limitation:

(a)Wages, salaries, fringe benefits and other compensation of all employees of Landlord and its agents to the extent engaged in the management, security, repair, operation or maintenance of the Project, including, but not limited to, a Building superintendent and/or engineer and associated personnel; employer’s Social Security taxes, unemployment taxes and/or insurance, and other taxes to the extent levied upon such wages, salaries, fringe benefits or other compensation; the cost of disability and hospitalization insurance and pension or retirement benefits for such employees, excluding however, all executive salaries and brokerage commissions.

(b)Costs of service, maintenance and inspection contracts for landscaping, janitorial, window cleaning, rubbish removal, maintenance of Common Areas, exterminating, replacement of Building standard lighting, elevator, plumbing, electrical and mechanical equipment and the costs of purchasing or renting mechanical equipment, supplies, tools, materials and uniforms.

(c)Premiums and other charges for insurance, including, without limitation, all risk, earthquake, public liability, property damage and worker’s compensation insurance, and such other insurance coverage in such amounts as Landlord, in its reasonable discretion, shall elect to maintain consistent with the requirements of other landlords of buildings located in the downtown San Francisco area, or as may be required by the Holder of any Superior Interest (as such terms are defined in Article 18 below).

(d)Costs of electricity, water, gas, steam, sewer and other utility services in order to maintain the Building in a manner, consistent with buildings of similar age and quality in the downtown San Francisco area.

(e)Sales, use, excise taxes on goods and services purchased or owned by Landlord for the operation, security or maintenance of the Building.

(f)Permit and inspection fees and charges, the cost of contesting any governmental enactments which may affect Direct Expenses, and the costs incurred in connection with any transportation system management program or similar program, including the costs of operating any shuttle bus or similar program.

(g)Ordinary legal, accounting and other professional, consulting or service fees and expenses, including the costs of audits by certified public accountants.

09338.008 2450031v1	7

ActiveUS 172034323v.3

(h)Fees for management services, whether provided by an independent management company, Landlord, or an affiliate of Landlord, including, but not limited to, fair market rental for the Building office, fees and expenses for accounting, financial management, data processing and information services, and costs of tenant service programs.

(i)The costs of any capital improvements, equipment or devices installed or paid for by Landlord (1) to conform with any change in Laws after the date hereof (including to conform with any change in the Building’s or the Premises’ use or occupancy classification) of any governmental or quasi-governmental authority having jurisdiction including any health or environmental protection authority or legislation or of the board of fire underwriters or similar insurance body or, (2) to effect a labor saving, energy saving or other economy; amortized over the lesser of ten (10) years, the payback period, or the useful life of such capital improvement, equipment or device (as reasonably determined by Landlord), as well as interest on the unamortized balance at the Prime Rate plus 2% on the date the costs are incurred or such higher rate as may have been paid by Landlord on borrowed funds. The ‘‘pay back period’’ shall be the period within which the anticipated savings from the use of such capital improvement, equipment or device, as determined by Landlord, will equal the cost of the subject capital improvement, equipment or device. Notwithstanding anything to the contrary contained herein, costs for capital expenditures not specifically described in this Section 4.2 shall not be includable in Direct Expenses, and further, all such includable capital expenditures shall be amortized as set forth in this subsection (i).

(j)The costs of (i) carpeting, draperies and wall coverings in the Common Areas, and (ii) other furnishings in Common Areas which, as a result of normal use, require periodic replacement in order to maintain the Building in a first class manner, consistent with buildings of similar age and quality in the downtown San Francisco area, amortized over the useful life of such improvements (as reasonably determined by Landlord), together with interest on the unamortized balance at the Prime Rate on the date the costs are incurred or such higher rate as may have been paid by Landlord on borrowed fund.

(k)The cost of operating (including power consumption) maintaining, repairing, servicing and replacing the entire heating, ventilation and air conditioning (“HVAC”), mechanical, electrical, plumbing systems and other entire systems serving the Building.

4.3Statements and Audit Right

A reasonably detailed statement (the “Statement”) of the Direct Expenses actually payable by Tenant shall be given to Tenant within one hundred eighty (180) days after the end of each calendar year or as soon thereafter as practicable. If Tenant’s Percentage Share of any Direct Expenses as shown on such Statement is greater or less than the total amount actually paid by Tenant during the calendar year covered by such Statement, then within thirty (30) days thereafter, Tenant shall pay in cash any sums owed to Landlord or, if applicable, Tenant shall receive a credit against any Rent next accruing for any sum owed Tenant. If, as of the ninetieth (90th) day after delivery to Tenant of a Statement, Tenant shall not have delivered to Landlord an Objection Notice (as defined below), then such Statement shall be final and binding upon Landlord and Tenant, and Tenant shall have no further right to object to such Statement. If within such ninety (90) day period, Tenant delivers to Landlord a written statement specifying objections to such Statement (an “Objection Notice”), then Tenant may elect to (i) perform an audit pursuant to this Section 4.3, or (ii) meet with Landlord to attempt to resolve such objection within thirty (30) days after delivery of the Objection Notice. Landlord shall provide access for Tenant to review its pertinent records, during the period after delivery to Tenant of a Statement during which Tenant may perform an audit, during regular business hours in Landlord’s management office for the Building. Notwithstanding that any such

09338.008 2450031v1	8

ActiveUS 172034323v.3

dispute remains unresolved, Tenant shall be obligated to pay Landlord all Rent payable in accordance with this Lease (including any disputed amount). If such dispute results in an agreement that Tenant is entitled to a refund, Landlord shall, at its option, either pay such refund or credit the amount thereof to the Basic Monthly Rent next becoming due from Tenant. The failure or delay by Landlord to provide Tenant with Landlord’s estimate of Tenant’s Percentage Share of Direct Expenses or a Statement for any calendar year shall not constitute a default by Landlord hereunder, or a waiver by Landlord of Tenant’s obligation to pay Tenant’s Percentage Share of Direct Expenses for such calendar year or of Landlord’s right to send to Tenant such an estimate or Statement, as the case may be. If the Term of this Lease expires or is terminated on a day other than the last day of a calendar year, the amount of Direct Expenses payable by Tenant during the calendar year in which the Term expires or is terminated shall be prorated on the basis which the number of days from the commencement of the calendar year to and including the date on which the Term expires or is terminated bears to three hundred sixty-five (365). Within one hundred twenty (120) days following expiration of the calendar year in which the Term expired or terminated, or as soon thereafter as practicable, Landlord shall give a final Statement to Tenant for such calendar year (“Final Statement”). If Tenant’s share of any Direct Expenses as shown on the Final Statement is greater or less than the total amounts of Direct Expenses actually paid by Tenant during the calendar year covered by the Final Statement, then within thirty (30) days thereafter the appropriate party shall pay to the other party any sums owed.

Landlord shall keep complete books and records regarding all charges made by Landlord under Article 4 and Article 5 hereof. All records shall be retained for at least three (3) years and shall be available electronically. Tenant shall have the right to audit the applicable records of Landlord to confirm that the charges billed to Tenant under Article 4 and Article 5 are proper and conform to the provisions of such provisions. Such right shall be exercisable by Tenant within the ninety (90) day period after Tenant’s delivery to Landlord of an Objection Notice. Landlord shall cooperate with Tenant in providing Tenant reasonable access to Landlord’s books and records during normal business hours to enable Tenant to audit Landlord’s books and records as they relate to any costs or expenses passed through to Tenant pursuant to any provisions of this Lease. If the audit discloses any overpayment on the part of Tenant, then Tenant shall be entitled to a credit or refund as set forth above. In addition, in the event such audit by Tenant discloses such an overcharge in excess of the five percent (5%) of the amount payable in accordance with Sections 4.1 and 5.1 hereof, then Landlord shall pay to Tenant the reasonable costs and expenses of such audit.

ARTICLE 5

TAX ADJUSTMENT

5.1Increased Taxes

During each calendar year of the Term subsequent to the Base Year, Tenant shall pay to Landlord, as additional rent, Tenant’s Percentage Share (as specified in the Basic Lease Information) of any increase in taxes (“Taxes” as defined in Section 5.2) paid or incurred by Landlord during such calendar year (which increase is hereinafter referred to as the “Increased Taxes”). Landlord may, at or after the start of any calendar year subsequent to the Base Year, notify Tenant of the amount of which Landlord estimates will be Tenant’s monthly share of Increased Taxes for such calendar year, and Tenant shall pay such amount as additional rent on or before the first day of each month of the Term, along with the Basic Monthly Rent payments required to be made by Tenant in such year. Statements of the Increased Taxes actually payable by Tenant for each year subsequent to the Base Year shall be given to Tenant within one hundred eighty (180) days after the end of each calendar year. If Tenant’s share of any Increased Taxes as shown on such statement is greater or less than the total amounts actually paid by Tenant during the year covered by such statement, then within thirty (30) days thereafter, Tenant shall pay in cash any sums owed Landlord or, if applicable, Tenant shall

09338.008 2450031v1	9

ActiveUS 172034323v.3

receive a credit against any Rent next accruing for any sum owed Tenant. If this Lease expires or is terminated on a day other than the last day of a calendar year, the amount of Increased Taxes payable by Tenant during the year in which the Lease expires or is terminated shall be prorated on the basis which the number of days from the commencement of the calendar year to and including the date on which the Lease expires or is terminated bears to three hundred sixty-five (365). Following expiration of the calendar year in which the Lease expired or was terminated, Landlord shall give a final statement, subject to revision, of Increased Taxes for such calendar year. If Tenant’s share of any Increased Taxes as shown on such final statement is greater or less than the total amounts to the other party any of Increased Taxes actually paid by Tenant during the year covered by the statement, then within thirty (30) days thereafter the appropriate party shall pay to the other party any sums owed.

5.2Definition of Taxes

“Taxes” as used herein shall mean all taxes, service payments, service payments in lieu of taxes, annual or periodic license or use fees, excises, transit charges, housing fund assessments or other housing charges, assessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Building, its operations, the rent or any portion or component thereof, the Real Property, or upon the personal property of Landlord used in the operation of the Building or the Real Property, fees and payments except: (a) inheritance or estate taxes imposed upon or assessed against Landlord or the Building or any part thereof or interest therein, (b) taxes computed upon the basis of the net income derived from the Building by Landlord or the owner of any interest therein, and (c) any penalties or charges associated with delinquent taxes, taxes pertaining to periods prior to or after the Term. “Taxes” shall also include any and all supplemental Taxes, escape assessments or increases of Taxes for or as a result of any reason whatsoever.

“Taxes” shall also include Landlord’s cost of contesting by appropriate proceeding the amount or validity of any of the aforementioned taxes. Landlord shall credit a pro rata share of any tax rebate or refund against all Rent due hereunder from and after the date of Landlord’s recovery and adjust Tenant’s Percentage Share of all future Taxes as of such date.

5.3Additional Taxes

In addition to the Basic Monthly Rent and other charges to be paid by Tenant hereunder, Tenant shall reimburse Landlord upon demand for any and all taxes, surcharges, levies, assessments, fees and charges payable by Landlord, whether or not now customary or within the contemplation of the parties hereto: (a) upon, measured by, or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or the cost or value of any leasehold improvements, regardless of whether title to such improvements shall be in Tenant or Landlord; (b) upon, or measured by, any Rent or other amount payable hereunder or otherwise in connection with the Project, including, without limitation, any business tax, business license tax, payroll tax, gross receipts tax or excise tax levied by the city and/or county where the Building is located, the State of California, the federal government of the United States or any other governmental body with respect to the receipt of such Rent or other amounts payable under this Lease; (c) upon, or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

09338.008 2450031v1	10

ActiveUS 172034323v.3

ARTICLE 6

USE

6.1General

The Premises shall be used only for the Permitted Uses specified in Item 9 of the Basic Lease Information and for no other purpose whatsoever, without the prior written consent of Landlord which shall be given or withheld in Landlord’s sole and absolute discretion.

6.2No Nuisance or Waste

Tenant shall not do or knowingly permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them or use or allow the Premises to be used for any improper, immoral or objectionable purpose, nor shall Tenant cause, maintain or knowingly permit any nuisance in, on, or about the Premises. Tenant agrees not to commit or suffer to be committed any waste in or upon the Premises.

6.3Compliance With Laws

(a)No Illegal Use

Tenant shall not use the Premises or knowingly permit anything to be done in or about the Premises which will .in any way conflict with any law, statute, ordinance, or governmental rule, regulation or requirement, including, without limitation, Disability Access Laws, as defined in Section 6.3(b), now in force or which may hereafter be enacted or promulgated (“Law” or “Laws’’), or which might result in any change in the Building’s or the Premises’ use or occupancy classification. At its sole cost and expense, Tenant shall promptly comply with all Laws which relate to (i) Tenant’s use of the Premises, (ii) any Alterations made by Tenant to the Premises, or (iii) the portions of the Building outside of the Premises, but only to the extent such obligations are triggered by Alterations made by Tenant to the Premises or triggered by Tenant’s use of the Premises for other than general office use, and excepting compliance which is the Landlord’s responsibility under Section 2.2 and Section 6.3(b) hereof, and provided that Landlord has the right to perform such work at Tenant’s cost. Tenant shall not do or knowingly permit anything to be done in or about the Premises or bring or keep anything herein which will in any way increase the rate of fire insurance upon the Building or any of its contents, and Tenant shall, at its sole cost and expense, promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to Tenant’s use or occupancy of the Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether Landlord be a party thereto or not, that Tenant has so violated any Law shall be conclusive of such violation as between Landlord and Tenant.

(b)Compliance with Disability Access Laws

(i)The Premises and/or the Building are subject to, among other Laws, the requirements of the Americans with Disabilities Act, a federal law codified at 42 U.S.C. 12101 et seq., including, but not limited to Title III thereof, and all regulations and guidelines related thereto, together with any and all similar laws, rules, regulations, ordinances, codes and statutes now in force or which may hereafter be enacted or promulgated, including, without limitation, Title 24 of the California Code of Regulations, the Unruh Civil Rights Act, California Civil Code Sections 51 through 51.3, and San Francisco Administrative Code Section 38, as the same may be in effect on the date of this Lease and may be hereafter modified, amended or supplemented (collectively, the “Disability Access Laws”). The Premises have not undergone inspection by a Certified Access Specialist (CASp), as defined in Section 55.52 of the California Civil Code, and Tenant is

09338.008 2450031v1	11

ActiveUS 172034323v.3

responsible for inspecting the Premises to ensure that the Premises comply with Disability Access Laws. Subject to reimbursement pursuant to Article 4 above, if any work is required to the Building outside the Premises under Disability Access Laws, then such work shall be the responsibility of Landlord; provided, that, if such work is required under Disability Access Laws as a result of Tenant’s use of the Premises for other than general office use or any work or Alteration made to the Premises by or on behalf of Tenant, then, at Landlord’s option, such work shall be performed by Landlord or Tenant, at the sole cost and expense of Tenant. Notwithstanding anything to the contrary contained herein, Landlord, at Landlord’s sole cost and expense (and without reimbursement pursuant to Article 4), shall be responsible for compliance with the “path of travel” requirements of the Disability Access Laws. Except as otherwise expressly provided in this provision, Tenant shall be responsible at its sole cost and expense for fully and faithfully complying with all applicable requirements of Disability Access Laws. Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide Landlord with copies of (as applicable), any notices alleging violation of Disability Access Laws relating to any portion of the Premises or the Building; any claims made or threatened orally or in writing regarding noncompliance with Disability Access Laws and relating to any portion of the Premises or the Building; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with Disability Access Laws and relating to any portion of the Premises or the Building. Tenant shall and hereby agrees to protect, defend (with counsel acceptable to Landlord) and hold Landlord and the Indemnitees harmless and indemnify Landlord and the Indemnitees from and against all liabilities, damages, claims, losses, penalties, judgments, charges and expenses (including attorneys’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) arising from or in any way related to, directly or indirectly, Tenant’s or Tenant Parties’ violation or alleged violation of Disability Access Laws. Tenant agrees that the obligations of Tenant herein shall survive the expiration or earlier termination of this Lease.

(ii)Pursuant to the requirements of San Francisco Administrative Code Section 38.5, Tenant hereby agrees to use reasonable efforts to notify Landlord if Tenant makes any Alterations or improvements to the Premises that might impact accessibility to the Premises or the Building under any Disability Access Laws. Landlord hereby agrees to use reasonable efforts to notify Tenant if Landlord makes any alterations or improvements to the Premises or the Building that might impact accessibility to the Premises or the Building under any Disability Access Laws.

(iii)Landlord and Tenant hereby acknowledge that, prior to the execution of this Lease, Landlord and Tenant executed a Disability Access Obligations Notice, pursuant to San Francisco Administrative Code Chapter 38. Landlord and Tenant shall each, within three (3) business days following a request from the other party, execute a new Disability Access Obligations Notice in accordance with San Francisco Administrative Code Chapter 38 or any successor statute. In addition, Tenant acknowledges receipt from Landlord of an Access Information Notice as required by San Francisco Administrative Code Chapter 38. Tenant acknowledges that such notices comply with the requirements of San Francisco Administrative Code Chapter 38.

6.4Alterations to Common Areas

Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Common Areas at any time, and Tenant acknowledges and agrees that Landlord may, from time to time, close-off or restrict access to the Common Areas for purposes of permitting or facilitating any construction, alteration, repairs or improvements, provided that Tenant will have access to and use of the Premises. If changes or alterations are made by Landlord to any portion of the Project other than the Premises, Landlord shall not thereby be subject to any liability nor shall Tenant be entitled to any compensation or any diminution or abatement of Rent and such

09338.008 2450031v1	12

ActiveUS 172034323v.3

changes or alterations shall not be deemed to be a constructive or actual eviction or a breach of Landlord’s covenant of quiet enjoyment. Landlord agrees to use commercially reasonable efforts to undertake such work in a manner so as to minimize any disruption to Tenant’s operations and to minimize any reduction in Tenant’s visibility, access or utility of the Premises.

6.5Toxic Substances

Tenant shall not maintain, create, use or discharge any toxic or hazardous substances in, on, or about the Project (other than small amounts of typical cleaning supplies as shall be needed to clean and operate the Premises, used in strict compliance with applicable local, state and federal law).

6.6Load and Equipment, Notice of Defects

Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry, as determined by Landlord or Landlord’s structural engineer. The cost of any such determination made by Landlord’s structural engineer shall be paid for by Tenant upon demand. Tenant shall not install business machines or mechanical equipment which cause noise or vibration to such a degree as to be objectionable to Landlord or other Building tenants. Tenant shall give Landlord prompt notice of any change to or defective condition in any part or appurtenance of the Building’s mechanical, electrical, plumbing, HVAC or other systems serving, located in, or passing through the Premises of which it is aware.

6.7Signage

Tenant shall not display any sign or picture in the interior of the Premises, which is visible from the outside of the Building. Landlord will provide, at Landlord’s cost, one line of directory signage in the main lobby of the Building and at the entrance to the Premises. Any additional Tenant signage shall be at Tenant’s cost and subject to Landlord’s prior approval. Landlord shall have the right to remove any sign, placard, picture, name, advertisement, or notice not approved by Landlord without notice to and at the expense of Tenant.

ARTICLE 7

SERVICES AND UTILITIES

7.1General

Landlord shall:

(a)Operate or cause the operation in season of the heating system, serving the Premises, if any, during Ordinary Business Hours (as such term is defined in the Rules and Regulations attached hereto as Exhibit B) at such temperatures and in such amounts as Landlord determines are reasonably required for the comfortable occupancy of the Premises or as may be permitted or controlled by applicable Laws. Any heating provided by Landlord to Tenant during other than Ordinary Business Hours shall be furnished only upon at least forty-eight (48) business hours prior written request of Tenant and at Tenant’s sole cost and expense.

09338.008 2450031v1	13

ActiveUS 172034323v.3

(b)Provide water to the restrooms on each floor and make customary arrangements with public utilities and/or public agencies to furnish electric current to the Premises in amounts sufficient for normal lighting by overhead fluorescent fixtures and for normal use of standard personal computers for standard office use and other office machines of similar low electrical consumption but not including electricity required for computer servers, independent air-conditioning units, special communications equipment, special lighting or any other item of electrical equipment which (singly) consumes more than one (1.0) kilowatt at rated capacity or requires a voltage other than 120 volts single-phase (collectively “High-Consumption Equipment”). Tenant shall not install any High-Consumption Equipment in the Premises without Landlord’s prior written consent. Landlord shall have no obligation to install dedicated circuits or other special circuitry or wiring. Tenant shall advise Landlord prior to the execution of this Lease and within five (5) days after written request therefor of the nature and quantity of all lights, equipment and machines using electricity in the Premises and shall permit Landlord or its authorized agents to make periodic inspections of all facilities using electricity of 0.18 kilowatt hours per square foot of rentable area.

(c)Operate, maintain, clean, light, and heat the Common Areas, as Landlord shall deem necessary. Landlord shall provide security services to the Building as is customary for first-class buildings in the vicinity of the Building, including, but not limited to a key/card access system at all times and security personnel in the lobby of the Building during regular Ordinary Business Hours. Tenant acknowledges that security services provided by Landlord from time to time may not prevent theft or other criminal acts, or insure the safety of persons or property, and Tenant expressly assumes the risk that any such security service may not be effective. In all events and notwithstanding any provision of this Lease to the contrary, Landlord and the other Indemnitees (as defined in Section 12.2 below) shall not be liable to Tenant, and Tenant hereby waives any claim against the Indemnitees to the maximum extent permitted by Law, for (i) any unauthorized or criminal entry of third parties into the Premises or the Building, (ii) any injury to or death of persons, or (iii) any loss of property in and about the Premises or the Building by or from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord, or any allegation of active or passive negligence on the part of Landlord or the other Indemnitees. Tenant shall obtain insurance coverage to the extent Tenant desires protection against criminal acts and other losses.

(d)Provide janitorial service to the Building at a standard provided to other comparable office buildings in San Francisco on each weekday, exclusive of Saturday, Sunday and holidays, subject to access being granted to the person or persons employed or retained by Landlord to perform such work at such time as prescribed by Landlord.

7.2Supplementary Services

Tenant shall pay Landlord, at the charges established by Landlord from time to time, for all supplementary services requested by the Tenant, which charges shall be payable by Tenant upon demand by Landlord. Such supplementary services shall include, without limitation, maintenance, repair, janitorial, rubbish removal, cleaning and other services required by Tenant in addition to such services required to be provided by Landlord. Landlord shall not be under any obligation to provide such supplementary services.

09338.008 2450031v1	14

ActiveUS 172034323v.3

7.3Interruption of Access, Use or Services

Landlord shall not be liable for any failure to provide access to or use of the Premises, or to furnish any services or utilities when such failure is caused by natural occurrences, riots, civil disturbances, insurrection, war, court order, public enemy, accidents, breakage, repairs, strikes, lockouts, other labor disputes, the making of repairs, alterations or improvements to the Premises or the Building, the inability to obtain an adequate supply of fuel, gas, steam, water, electricity, labor or other supplies or by any other condition beyond Landlord’s reasonable control, except to the extent any injury, death or damage therefrom is caused by Landlord’s gross negligence or willful misconduct and not covered by the insurance required to be carried pursuant to this Lease, and Tenant shall not be entitled to any damages resulting from such failure, nor shall such failure relieve Tenant of the obligation to pay all sums due hereunder or constitute or be construed as a constructive or other eviction of Tenant. If any governmental entity promulgates or revises any statute, ordinance or building, fire or other code, or imposes mandatory or voluntary controls or guidelines on Landlord or the Building or any part thereof, relating to the use or conservation of energy, water, gas, steam, light or electricity or the provision of any other utility or service provided with respect to this Lease, or if Landlord is required or elects to make alterations to the Building in order to comply with such mandatory or voluntary controls or guidelines, or make such alterations to the Building, neither such compliance nor the making of such alterations shall in any event entitle Tenant to any damages, relieve Tenant of the obligation to pay any of the sums due hereunder, or constitute or be construed as a constructive or other eviction of Tenant. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable Laws permitting the termination of this Lease due to such failure or interruption.

ARTICLE 8

SUITABILITY OF PREMISES

Tenant acknowledges that, except for the representations and warranties of Landlord set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the suitability or fitness of the possession or use of the Premises for the conduct of Tenant’s business or for any other purpose.

ARTICLE 9

ALTERATIONS

9.1General

Except as permitted hereby, Tenant shall neither make nor cause to be made any alterations, additions or improvements (collectively “Alterations”) in, on or to any portion of the Building or the Common Areas outside of the interior of the Premises. Tenant shall not make or suffer to be made any Alterations in, on or to the interior of the Premises or any part thereof, without the prior written consent of Landlord, which consent will not be unreasonably withheld or delayed; provided, however, Tenant acknowledges that, by way of example and without limitation, it shall be reasonable for Landlord to withhold its consent to Alterations affecting the structural portions of the Building or the life-safety, electrical, plumbing, HVAC fire-protection, telecommunications or other Building systems (collectively, “Building Systems”), structural portions of the Building, or Alterations which require work to be performed in portions of the Project outside the Premises in order to comply with Laws (e.g., ordinances intended to provide full access to handicapped persons). When applying for any such consent, Tenant shall furnish to Landlord complete plans and specifications for the desired Alterations. Landlord’s approval of Tenant’s plans and specifications shall create no liability on the part of Landlord for their completeness, sufficiency, or compliance with Laws. Any Alterations to be constructed hereunder shall comply with Laws, including, without

09338.008 2450031v1	15

ActiveUS 172034323v.3

limitation, Disability Access Laws, and all costs incurred to comply therewith shall be a part of and included in the cost of the Alterations. Tenant shall be solely responsible for conducting its own independent investigation of this matter and for ensuring that the design of all Alterations strictly complies with Laws. Subsequent to obtaining Landlord’s consent and prior to commencement of construction of the Alterations, Tenant shall deliver to Landlord any building permit required by Law. Notwithstanding the foregoing, Tenant shall have the right to paint and re-carpet and make non-structural cosmetic Alterations costing up to $25,000.00 per project (“Cosmetic Alterations”) without Landlord consent, without payment of a construction management fee to Landlord, and without provision of any bonds to Landlord. Any permitted Alterations shall be made by Tenant at Tenant’s sole cost and expense. All Alterations shall be performed only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld; provided, however, that Landlord may, in its sole discretion, specify engineers, general contractors, subcontractors, and architects to perform work affecting the Building Systems or structural portions of the Building, and provided further that Landlord’s consent shall not be required with respect to contractors performing Cosmetic Alterations provided that such contractors are licensed and carry the insurance required hereby. Tenant shall provide, at its expense, such completion, performance and/or payment bonds as Landlord considers reasonably necessary. Tenant shall also require its contractor and all subcontractors to maintain insurance in amounts and in such form as Landlord may reasonably require, and Tenant shall provide to Landlord, prior to commencement of construction of the Alterations, evidence of such insurance as Landlord may require. Any Alterations shall be completed in accordance with the plans and specifications approved by Landlord, shall be carried out in a good, workmanlike and prompt manner, shall comply with all applicable Laws, and, shall be subject to supervision by Landlord or its employees, agents or contractors. Tenant shall pay to Landlord a fee in the amount of ten percent (10%) of the cost of the Alterations (other than Cosmetic Alterations) for its review of plans and its coordination of the progress of the work. Without Landlord’s prior written consent, Tenant shall not use any portion of the Common Areas in connection with the making of any Alterations. If the Alterations which Tenant causes to be constructed result in Landlord being required to make any alterations and/or improvements to other portions of the Building in order to comply with Laws (e.g., ordinances intended to provide full access to handicapped persons), then Tenant shall reimburse Landlord within thirty (30) days following Tenant’s receipt of a detailed demand for all costs and expenses incurred by Landlord in making such alterations and/or improvements. Any Alterations made by Tenant shall remain on and be surrendered with the Premises upon the expiration or sooner termination of the Term, except Tenant shall upon demand by Landlord, at Tenant’s sole cost and expense forthwith and with all due diligence remove all or any portion of any Alterations made by Tenant which are designated by Landlord to be removed, and Tenant shall forthwith and with all due diligence, and at its sole cost and expense, repair and restore the Premises to their original condition, reasonable wear and tear excepted. Tenant shall remove all telephone equipment, telephone and computer wires, cables, conduits and other conductors, which were installed for the benefit of the Tenant at the Tenant’s sole cost and expense upon termination of the Lease, and the Tenant shall at its sole cost and expense, forthwith and with all due diligence repair and restore the Premises and the Building to their original condition.

9.2Notice

Tenant shall give Landlord at least fifteen (15) days prior written notice of commencement of any work of construction, alteration, maintenance, repair or replacement in order to enable Landlord to post and record notices of non-responsibility. Tenant shall keep the Premises, Common Areas, Building and the Real Property free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. In the event that Tenant does not, within ten (10) days following the recording of notice of any such lien, Tenant shall cause the same to be released of record, and Landlord shall have, in addition to all other remedies provided herein and by Law, the right, but not the obligation, to cause the same to be released by such means as it shall

09338.008 2450031v1	16

ActiveUS 172034323v.3

deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant, as additional rent, on demand, together with interest at the Interest Rate from the date such expenses are incurred by Landlord to the date of the payment thereof by Tenant to Landlord.

9.3Labor Relations

Should any construction, alteration, addition, improvement or decoration of the Premises by Tenant interfere with the harmonious labor relations in existence in the Building, all such work shall be halted immediately by Tenant or Landlord’s agent until such time as construction can proceed without any such interference.

9.4Indemnity

Tenant shall indemnify and hold Landlord and each of the other Indemnitees harmless from and protect and defend each Indemnitee against any and all Claims (as defined in Section 12.2 below) arising out of or in any way related to claims for work or labor performed, or materials or supplies furnished, to or at the request of Tenant or in connection with performance of any work done for the account of Tenant in the Premises, the Common Areas or the Building, whether or not Tenant obtained Landlord’s permission to have such work done, labor performed, or materials or supplies furnished.

9.5Future Construction Work

Landlord reserves the right (upon thirty (30) days’ prior notice to, but otherwise without the consent of Tenant) to make improvements and/or additions to portions of the Building, including, without limitation, adding floor area to one or more existing floors of the Building, and to undertake structural and seismic improvement projects in the Building. Such construction activity may result in columns, beams and other structural components being placed in the Premises to accommodate the construction work and/or the permanent additions and/or expansions to be constructed. Any such construction activity is entirely discretionary with Landlord, and Tenant hereby waives any and all rights or claims of any kind for rent offsets or based on constructive eviction, nuisance or interference with enjoyment which may arise in connection with or result from such construction activities; provided, however, Landlord shall use commercially reasonable efforts to minimize disruption of Tenant’s business caused by such construction activities, and throughout such construction activities Tenant shall have access to, and use of, the entire Premises for the Permitted Use. Notwithstanding anything in this Paragraph to the contrary, if Landlord determines that any of the foregoing construction activities will result in a material interference with or disruption to Tenant’s business in the Premises, Landlord, upon thirty (30) days’ prior written notice to Tenant that Landlord intends to commence such construction activity, may, at Landlord’s sole cost and expense, relocate Tenant, temporarily, to other comparable space in the Building. If the Premises are altered by reason of such improvements, Landlord agrees to re-measure the Premises following the completion of the improvements and to adjust the Tenant’s rental obligations hereunder based on the new square footage of the Premises, as determined by Landlord.

ARTICLE 10

REPAIRS

Landlord shall be responsible for maintaining and repairing the Common Areas of the Building, all Building Systems, the exterior of the Building, and all structural aspects of the Building throughout the Term. No representations or warranties, except as contained herein or endorsed hereon, have been made to Tenant respecting the condition of the Premises. Tenant shall take good

09338.008 2450031v1	17

ActiveUS 172034323v.3

care of the Premises and shall maintain the Premises and any equipment installed by Tenant that exclusively serving the Premises (whether located in the Premises or the Common Areas) and make all repairs and replacements (not required to be made by Landlord) in order to preserve the Premises in good working order and condition. In addition, Tenant shall reimburse Landlord, within thirty (30) days of written demand, for the cost of any and all repairs or replacements to the Common Areas or the structural aspects of the Premises necessitated or occasioned by the acts, omissions or negligence of Tenant or any person claiming through or under Tenant, or any of their servants, employees, contractors, agents, visitors or licensees, or by the use or occupancy or manner of use or occupancy of the Premises by Tenant or any such person. Landlord shall not be liable for, and there shall be no abatement of Rent with respect to, any injury to or interference with Tenant’s business arising from any repairs, maintenance, alteration or improvement in or to any portion of the Premises, the Common Areas or the Building or in or to the fixtures, appurtenances or equipment therein. Tenant hereby waives all right to make repairs at Landlord’s expense under the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code (or any similar law or ordinance now or hereafter in effect), and instead, all improvements, repairs, and/or maintenance expenses incurred on the Premises shall be at the expense of Tenant, and shall be considered as part of the consideration for leasing the Premises except as otherwise expressly provided herein. All damages or injury done to the Premises by Tenant or by any person who may be in or upon the Premises with Tenant’s consent or at Tenant’s initiation, shall be paid for by Tenant, and Tenant shall, at the termination of this Lease, surrender the Premises to Landlord in as good condition and repair as when accepted by Tenant, reasonable wear and tear excepted.

ARTICLE 11

ASSIGNMENT AND SUBLETTING

11.1Restrictions on Transfers

Tenant shall not, without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold and which shall be given (or withheld) in accordance with the terms hereof within thirty (30) days of Tenant’s request therefor: (a) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise; (b) sublet the Premises or any part thereof; or (c) permit the use of the Premises by any individuals, entities, firms, associations, partnerships, companies or corporations other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).

11.2Notice of Proposed Transfer

If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing (“Notice of Proposed Transfer”). Any such Notice of Proposed Transfer shall include: (a) the proposed effective date (which shall not be less than thirty (30) nor more than ninety (90) days after the date of Tenant’s Notice of Proposed Transfer), (b) the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, a copy of all documentation pertaining to the proposed Transfer, and an estimated calculation of the “Transfer Premium” (as that term is defined in Section 11.4 below) in connection with such Transfer, (d) financial statements of the proposed Transferee for the three (3) year period immediately preceding the Notice of Proposed Transfer (or, if the proposed Transferee has been in existence for less than three (3) years, for such shorter period as may be applicable) certified by an officer, partner or owner thereof and any other information reasonably necessary to enable Landlord to determine the financial responsibility

09338.008 2450031v1	18

ActiveUS 172034323v.3

(including, without limitation, bank references and contacts at other of Tenant’s funding sources), character and reputation of the proposed Transferee, the nature of such Transferee’s business and proposed use of the Subject Space, and (e) such other information as Landlord may reasonably require. Any Transfer made without complying with this Section shall, at Landlord’s option, be null, void and of no effect, and/or shall constitute an immediate Event of Default under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay, within thirty (30) days after written request by Landlord, Five Hundred and No/100 Dollars ($500.00) towards Landlord’s review and processing expenses, plus any reasonable legal fees incurred by Landlord in connection with any proposed Transfer.

11.3Reasonable conditions

By way of example and without limitation, the parties hereby agree that it shall be deemed to be reasonable under this Lease and under any applicable Laws for Landlord to withhold consent to any proposed Transfer where, in the good-faith judgment of Landlord, one or more of the following apply (or where Landlord has not been provided with sufficient information to determine that none of the following apply):

(a)The proposed Transferee fails to satisfy Landlord’s then current credit and other standards for tenants of the Building, or does not have the financial strength and stability to perform all of the obligations of the Tenant under this Lease (as they apply to the Subject Space) as and when they fall due; or

(b)The Transferee is of a character or reputation or is engaged in a business which is not consistent with the quality of the Building or the existing tenant mix; or

(c)The proposed use of the Premises by the proposed Transferee would (i) be unlawful; (ii) be inappropriate to the location and configuration of the Premises; (iii) cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease; (iv) likely cause an increase in insurance premiums for insurance policies applicable to the Building; (v) likely require new tenant improvements that Landlord would be entitled to disapprove pursuant to Article 9 hereof; (vi) likely cause an increase in services to be provided to the Premises; (vii) likely create any increased burden in the operation of the Building, or in the operation of any of its facilities or equipment; (viii) likely cause a change in the Building’s or the Premises’ use or occupancy classification, or (ix) likely impair the dignity, reputation or character of the Building; or

(d)The proposed use of the Premises would result in the division of the Premises into more than one (1) tenant space; or

(e)At the time of the proposed Transfer, an Event of Default shall have occurred hereunder, or an event shall have occurred that with notice, the passage of time, or both, would become an Event of Default; or

(f)The proposed Transferee is a governmental entity, or is entitled, directly or indirectly, to diplomatic or sovereign immunity, or is not subject to the service of process in, or the jurisdiction of the courts of, the State of California, or holds any exemption from the payment of ad valorem or other taxes which would prohibit Landlord from collecting from such Transferee any amounts otherwise payable under this Lease; or

09338.008 2450031v1	19

ActiveUS 172034323v.3

(g)Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Building at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Building at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding Tenant’s request for consent; or

(h)The proposed Transfer or the proposed Transferee fails to comply with any other conditions reasonably required by Landlord under the circumstances at such time in accordance with good business practices; or

(i)The sublease rent charged by Tenant to such proposed Transferee during the term of such Transfer, is less than the fair market sublease rental value of the Subject Space as of the date of the proposed Transfer.

11.4Transfer Premium

If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay Landlord seventy-five percent (75%) of any Transfer Premium derived by Tenant from such Transfer. “Transfer Premium” shall mean all rent, additional rent or other consideration due from such Transferee (including, but not limited to, payments in excess of fair market value for Tenant’s assets, trade fixtures, equipment and other personal property, goodwill, intangible property and any capital stock or other equity ownership of Tenant) in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), after deducting Permitted Transfer Costs. As used herein, “Permitted Transfer Costs” means the actual costs incurred and paid by Tenant for (a) any customary leasing commissions and reasonable legal fees and expenses in connection with the Transfer, and (b) any Alterations to the Subject Space made by Tenant in connection with the Transfer, provided that Tenant shall furnish Landlord with copies of bills or other documentation substantiating such costs. For purposes of calculating the Transfer Premium when the Transfer Premium is not paid to Tenant in a lump sum, all Permitted Transfer Costs shall be amortized on a straight-line basis, without interest, over the relevant term of the Transfer. If part of the consideration for such Transfer shall be payable other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord. If Tenant shall enter into multiple Transfers, the Transfer Premium payable to Landlord shall be calculated independently with respect to each Transfer. The Transfer Premium due Landlord hereunder shall be paid within ten (10) days after any Transfer Premium from the Transferee is paid to Tenant. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found to be understated, Tenant shall within thirty (30) days after demand pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

11.5Recapture

Notwithstanding anything to the contrary contained in this Article 11, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s Notice of Proposed Transfer, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in Tenant’s Notice of Proposed Transfer as the effective date of the proposed Transfer (or, at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the

09338.008 2450031v1	20

ActiveUS 172034323v.3

Transfer documentation promptly thereafter). If Landlord recaptures the Subject Space, the following provisions shall be applicable: (a) Landlord, at Landlord’s expense, shall construct any demising walls required to segregate the Subject Space from the remaining Premises retained by Tenant; and Tenant shall be responsible, at its expense, for painting, covering or otherwise decorating the surfaces of the partitions facing the remaining Premises retained by Tenant; (b) if this Lease shall be cancelled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises; and this Lease as so amended shall continue thereafter in full force and effect (upon request of either party, the parties shall execute written confirmation of the same); and (c) Landlord shall have the right to negotiate directly with Tenant’s proposed Transferee and to enter into a direct lease or occupancy agreement with any such party on such terms as shall be acceptable to Landlord in its sole and absolute discretion, and Tenant hereby waives any claims against Landlord related thereto, including, without limitation, any claims for compensation or profit related to such lease or occupancy agreement.

11.6Terms of Consent

If Landlord consents to a Transfer: (a) the terms and conditions of this Lease, including among other things, Tenant’s liability for the Subject Space, and Rent with respect thereto, shall in no way be deemed to have been released, waived or modified, (b) such consent shall not be deemed consent to any further Transfer by either Tenant or the Transferee, (c) no Transferee shall succeed to any rights provided in this Lease or any amendment hereto to extend the Term, expand the Premises, or lease additional space, any such rights being deemed personal to Tenant, (d) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (e) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. In addition, if Landlord consents to a Transfer, but the Transfer does not occur within ninety (90) days after Tenant’s Notice of Proposed Transfer, or if the terms of the proposed Transfer materially change from those set forth in Tenant’s Notice of Proposed Transfer, Tenant shall submit a new Notice of Proposed Transfer, requesting Landlord’s consent, and the Subject Space shall again be subject to Landlord’s rights under Section 11.5 above. Each Transferee under an assignment of this Lease, other than Landlord, must expressly assume all of the provisions, covenants and conditions of this Lease on the part of Tenant to be kept and performed. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (A) treat such sublease as cancelled and repossess the Subject Space by any lawful means, or (B) require that the subtenant attorn to and recognize Landlord as its landlord under any such sublease. If an Event of Default shall occur, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Event of Default is cured.

11.7Subsequent Consents

Consent by Landlord to any Transfer made pursuant to this Lease shall not operate to relieve Tenant from any covenant or obligation hereunder or be deemed to be a consent to or relieve Tenant from obtaining Landlord’s consent to any subsequent Transfer by Tenant or anyone claiming by, through or under Tenant. No subtenant shall have the right to further Transfer its interest in the Subject Space.

09338.008 2450031v1	21

ActiveUS 172034323v.3

11.8Certain Transfers

For purposes of this Lease, the term “Transfer” shall also include (a) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of a general partner or a majority of the partners, or a transfer of a majority of partnership interests, or the dissolution of the partnership;•and (b) if Tenant is a limited liability company, the withdrawal or change, voluntary, involuntary, or by operation of law, of a majority of members, or a transfer of a majority of the membership interests, or the dissolution of the limited liability company.

11.9Tenant Remedies

Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld or delayed its consent under this Article 11 or otherwise has breached or acted unreasonably under this Article 11, Tenant’s sole remedy shall be declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right provided under California Civil Code Section 1995.310 or other applicable Laws to terminate this Lease. Tenant shall indemnify and hold Landlord harmless from and protect and defend Landlord against any and all Claims involving any third party or parties (including, without limitation, Tenant’s broker or proposed Transferee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.

11.10Bankruptcy

To the extent permitted under then-applicable Law, if a petition is filed by or against Tenant for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Tenant (including, for purposes of this Section, Tenant’s successor in bankruptcy, whether a trustee or Tenant as debtor in possession) assumes and proposes to assign, or proposes to assume and assign, this Lease pursuant to the provisions of the Bankruptcy Code to any person or entity who has made a bona fide offer to accept any assignment of this Lease on terms acceptable to Tenant, then notice of the proposed assignment setting forth (a) the name and address of the proposed assignee, (b) all of the terms and conditions of the offer and proposed assignment, and (c) the adequate assurance to be furnished by the proposed assignee of its future performance under the Lease, shall be given to Landlord by Tenant no later than twenty (20) days after the Tenant has made or received such offer, but in no event later than ten (10) days prior to the date on which Tenant applies to a court of competent jurisdiction for authority and approval to enter into the proposed assignment. Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the date on which the court order authorizing such assignment becomes final and non-appealable, to receive an assignment of this Lease upon the same terms and conditions, and for the same consideration, if any, as the proposed assignee, less any brokerage commissions which may otherwise be payable out of the consideration to be paid by the proposed assignee for the assignment of this Lease. If this Lease is assigned pursuant to the provisions of the Bankruptcy Code, Landlord: (A) may require from the assignee a deposit or other security for the performance of its obligations under the Lease in an amount substantially the same as would have been required by Landlord upon the initial leasing to a tenant similar to the assignee; (B) shall receive, as additional rent, the sums and economic consideration described in Section 11.4; and (C) shall be entitled to receive reimbursement of reasonable attorneys’ fees and costs incurred in connection with such assignment. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or documentation, to have assumed all of the Tenant’s obligations arising under this Lease on and after the date of such assignment. No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Bankruptcy Code to oppose any assumption and/or assignment of this Lease, to require a timely performance of Tenant’s

09338.008 2450031v1	22

ActiveUS 172034323v.3

obligations under this Lease, or to regain possession of the Premises if this Lease has neither been assumed nor rejected within sixty (60) days after the date of the order for relief or within such additional time as a court of competent jurisdiction may have fixed. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as Rent, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code.

11.11Permitted Transfers

Notwithstanding any provision of this Article 11 to the contrary, the following Transfers (a Transferee under any such Transfer is herein referred to as a “Permitted Transferee”, and such Transfer, a “Permitted Transfer”) shall be permitted without Landlord’s consent: (a) an assignment of this Lease to a Transferee that purchases all or substantially all (at least eighty-five percent (85%)) of the assets of Tenant, or to a Transferee that is the successor entity to Tenant resulting from a merger, consolidation, non-bankruptcy reorganization, or government action, or (b) an assignment or subletting of all or a portion of the Premises to an affiliate, subsidiary, parent or other entity which is controlled by, controls, or is under common control with, Tenant; provided that (i) no Event of Default exists at the time of the Transfer; (ii) Tenant delivers to Landlord a Notice of Proposed Transfer with respect to such proposed Transfer at least thirty (30) days prior to the effective date thereof (unless such transaction is confidential, in which case, such notice and accompanying information shall be provided to Landlord within thirty (30) days after the effective date of the Transfer) and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Transferee, including, but not limited to, copies of the sublease or instrument of assignment, copies of documents establishing to the reasonable satisfaction of Landlord that the transaction in question is one described in clause (a) or (b) above, and, in the case of a Transfer pursuant to clause (a) above, evidence reasonably satisfactory to Landlord of the proposed Transferee’s Net Worth (as defined below), (iii) any such Transfer shall be subject to the provisions of Sections 11.2 [other than the requirements of Landlord consent and a processing fee, which are inapplicable to a Permitted Transfer], 11.3 [other than Sections 11.3(a), 11.3(g) and 11.3(h)], 11.6 (except with respect to the Transfer Premium and the provisions thereof regarding consent of Landlord), 11.7, 11.8, and 11.10 hereof (and Sections 11.3, 11.4, 11.5 and 11.9 shall be inapplicable to any Permitted Transfer); (iv) in the case of a Transfer pursuant to clause (a) above, the Transferee has a tangible net worth at the time of the Transfer (i.e., not including intangible assets in the calculation, such as goodwill, patents, copyrights, and trademarks) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the greater of (A) the Net Worth of Tenant immediately prior to such Transfer, or (B) the Net Worth on the date of this Lease of the original named Tenant; (v) the Permitted Transferee shall continue to actively conduct business in the Premises in compliance with the provisions of this Lease; and (vi) any such proposed Transfer is made for a good faith operating business purpose and not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Article 11. “Control,” as used in this Section 11.11, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

09338.008 2450031v1	23

ActiveUS 172034323v.3

ARTICLE 12

NON-LIABILITY AND INDEMNIFICATION

12.1Waiver of Liability

Neither Landlord nor any of the other Indemnitees shall be liable or responsible in any way for, and Tenant hereby waives all claims against Landlord and such other Indemnitees with respect to or arising out of any death or any injury of any nature whatsoever that may be suffered or sustained by Tenant or any employee, licensee, invitee, guest, contractor, agent or customer of Tenant or any other person, occurring in or about the Premises or the Building, from any causes whatsoever; or for any loss or damage or injury to any property in or about the Premises or the Building belonging to Tenant or its employees, contractors, agents, customers, licensees, invitees, guests or any other person (except to the extent such limitation on liability is prohibited by Law). Without limiting the generality of the foregoing, Landlord shall not be liable for any damage or damages of any nature whatsoever to persons or property caused by explosion, fire, theft or breakage, by sprinkler, drainage or plumbing systems, by failure for any cause to supply adequate drainage, by the interruption of any public utility or service, by steam, gas, water, rain or other substances leaking, issuing or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority. In addition, Landlord shall not be liable for any loss or damage for which the Tenant is required to insure.

12.2Indemnity

Tenant shall indemnify and hold Landlord, the Holders of all Superior Interests, Landlord’s agents, the shareholders, constituent partners and other direct or indirect owners of Landlord or any agent of Landlord, and all contractors, officers, directors and employees of any thereof (collectively, “Indemnitees”), and each of them, harmless from and protect and defend each Indemnitee against any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (collectively, “Claims”): (a) occurring in, on, or about the Premises, or any part thereof, arising at any time and from any cause whatsoever, other than, with respect to any Indemnitee, by reason of the gross negligence or willful misconduct of such Indemnitee and such matter is not covered by the insurance required to be carried by Tenant hereunder (except to the extent such indemnity obligation is prohibited by Law); (b) occurring in, on, or about any part of the Project other than the Premises, when such damage, injury, illness or death shall be caused by the negligence or willful misconduct of Tenant, its agents, servants, contractors, employees, invitees or licensees (“Tenant Parties); (c) arising out of any toxic or hazardous substance placed in, on, or about the Project by Tenant or any Tenant Party; or (d) arising from the failure of Tenant to observe or perform any of its obligations hereunder. Tenant’s indemnification includes, without limitation, any and all costs incurred by Landlord due to any investigation of the site or any cleanup or removal of toxic hazardous substances or restoration mandated by a federal, state or local agency or political subdivision arising out of the actions of Tenant or any Tenant Parties. If any action or proceeding is brought against any of the Indemnitees by reason of any such Claim or liability, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. Tenant’s obligations under this Section 12.2 shall not be construed as in any way restricting, limiting, or modifying Tenant’s insurance or other obligations under this Lease. Further, Tenant’s compliance with the insurance requirements and other obligations of this Lease shall not in any way restrict, limit or modify Tenant’s obligations under this Section 12.2. Tenant’s duty to

09338.008 2450031v1	24

ActiveUS 172034323v.3

defend Landlord and the other Indemnitees is separate and independent of Tenant’s duty to indemnify the Indemnitees. The duty to defend includes Claims for which the Indemnitees may be liable without fault or strictly liable. The duty to defend applies regardless of whether the issues of negligence, liability, fault, Default, or other obligation on the part of Tenant, its agents, servants, contractors, employees, invitees or licensees have been determined. The duty to defend applies immediately, regardless of whether the Indemnitees have paid any sums or incurred any detriment arising out of or relating (directly or indirectly) to any Claims. It is the express intention of the parties that the Indemnitees be entitled to obtain summary adjudication or summary judgment regarding Tenant’s duty to defend the Indemnitees at any stage of any claim or suit within the scope of this Section. The provisions of this Section 12.2 shall survive the expiration or earlier termination of this Lease with respect to any Claims or liability occurring or arising prior to the expiration or earlier termination.

12.3Limitation of Liability

None of Landlord’s direct or indirect partners, shareholders, members, affiliates, or agents, nor the officers, directors, members and employees of Landlord or any such other person or entity (collectively called the “Landlord Parties”) shall be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and shall not seek any damages against any of the Landlord Parties. The liability of Landlord for Landlord’s obligations under this Lease shall not exceed and shall be limited to Landlord’s interest in the Building and Tenant shall not look to the property or assets or any of the Landlord Parties in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations. Notwithstanding any other provision of this Lease, Landlord shall not be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions. Wherever in this Lease Tenant (a) releases Landlord from any claim or liability, (b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord and each of the Landlord Parties. Further, regardless of the basis on which Tenant is entitled to claim damages (including breach, negligence, misrepresentation, or other contract or tort claim), in no event shall Landlord or the Landlord Parties be liable under any circumstances for any special, incidental, punitive, indirect or consequential damages or for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill, or loss of use, however occurring.

ARTICLE 13

INSURANCE

13.1Insurance to be Carried by Tenant

Tenant shall during the Term, at its sole cost and expense, obtain and maintain the following types of insurance:

(a)All Risk coverage insurance, including endorsements for vandalism, malicious mischief, theft, sprinkler leakage, and earthquake sprinkler leakage, covering all of Tenant’s property, including, but not limited to, furniture, equipment, additions, fixtures, and anything in the nature of a leasehold improvement constructed by Tenant in an amount equal to the full replacement cost of such property without deduction for depreciation. Landlord and Landlord’s agent shall be named an additional insured with respect to Landlord’s interest in any real property on Tenant’s fire and extended coverage policy;

09338.008 2450031v1	25

ActiveUS 172034323v.3

(b)Commercial general liability insurance, including bodily injury and property damage, personal injury and contractual liability with respect to all claims, demands or actions by any person or entity, in and arising from, related to, or connected with the conduct and operation of Tenant’s business in the Premises or Tenant’s use of the Premises. Landlord, the Holder of any Superior Interest and any agent of Landlord designated by Landlord shall be shown as an “additional insured” on any such policy at Tenant’s expense. Such policies shall be written with no more than a Five Thousand Dollar ($5,000.00) deductible, with coverage limits of not less than Two Million Dollars ($2,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) aggregate;

(c)Worker’s Compensation insurance coverage as required by Law, together with employer’s liability insurance coverage with limits not less than One Million Dollars ($1,000,000.00);

(d)Business income insurance and extra expense coverage with coverage amounts that shall reimburse Tenant for all rental, expense and other payment obligations of Tenant under this Lease for a period of not less than one year, including, without limitation, Basic Monthly Rent and adjustments thereto and Direct Expenses, Taxes and all other costs, fees, charges and payments which would be borne by or due from Tenant under this Lease if the Premises and Tenant’s business were fully open and operating; and

(e)Any other form or forms of insurance (including increases to the limits of existing coverage) as Landlord or the Holder of any Superior Interest may reasonably require from time to time in form and in amounts and for insurance risks against which a prudent tenant would protect itself.

Each policy evidencing insurance required to be carried by Tenant pursuant to this Article 13 shall contain a provision including Landlord and Landlord’s managing agent, and any other parties in interest designated by Landlord, as an additional insured(s).

13.2Policy Forms and Delivery

All policies shall be taken out from insurers acceptable to Landlord and in a form satisfactory to Landlord. Tenant agrees that certificates of such insurance shall be delivered to Landlord as soon as practicable after the placing of the required insurance, but in no event later than ten (10) days prior to the date Tenant takes possession of the Premises.

13.3Use of Proceeds

In the event of damage or destruction to the leasehold improvements in the Premises covered by insurance required to be taken out by Tenant pursuant to this Article, Tenant shall use the proceeds of such insurance for the purposes of repairing or restoring such leasehold improvements. In the event of damage or destruction of the Building entitling the Landlord or Tenant to terminate this Lease pursuant to Article 15 hereof, then, if the Premises have also been damaged, Tenant will pay to Landlord that portion of its insurance proceeds relating to the leasehold improvements in the Premises.

13.4Landlord’s Insurance

Subject to reimbursement as a Direct Expense in accordance with the provisions of Article 4 hereof, Landlord shall procure and maintain in effect throughout the Term property insurance and such other types of insurance as are customarily carried by owners of office buildings in the vicinity of the Building, and/or as may be required by Landlord’s mortgage lender. Such coverages shall be in such amounts, from such companies and on such other terms and conditions as Landlord may from time to time determine, and Landlord shall have the right, but not the obligation, to change, cancel, decrease or increase any insurance coverages in respect of the Building, add additional forms of insurance as Landlord shall deem necessary, and/or obtain umbrella or other policies covering both the Building and other assets owned by or associated with Landlord or its affiliates.

09338.008 2450031v1	26

ActiveUS 172034323v.3

13.5Waiver of Subrogation

Landlord and Tenant hereby waive and release any and all rights of recovery against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Project, including the Premises (whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self-insures the loss or damage). Each party shall have their insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.

ARTICLE 14

TRANSFER OF LANDLORD’S INTEREST

In the event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the agreements, obligations, covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to the successor-in-interest of Landlord in and to this Lease. This Lease shall not be affected by any such sale or conveyance, however, and Tenant agrees to attorn to the successor-in-interest of Landlord in and to this Lease, such attornment to be effective and self-operative without the execution of any further instruments on the part of any of the parties of this Lease.

ARTICLE 15

DAMAGE OR DESTRUCTION

15.1Repair or Termination

(a)If the Premises, the Common Areas or the Building are damaged by fire or other casualty of the type insured by Landlord, in a way that materially interferes with Tenant’s use of the Premises, the damage shall be repaired by Landlord; provided Landlord reasonably determines that such repairs can be made within one hundred eighty (180) days after the commencement of repairs without the payment of overtime or other premiums and that the insurance proceeds are sufficient to pay the cost of such repairs. Until such repairs are completed or this Lease is terminated as herein provided, Basic Monthly Rent shall be abated in proportion to the part of the Premises which is rendered unusable by Tenant in the conduct of its business as a result of such casualty, but provided that there shall be no abatement of Basic Monthly Rent by reason of any portion of the Premises being unusable for a period of three (3) days or less. If the damage is due to the act or negligence of Tenant or its agents, servants, contractors, employees, invitees or licensees there shall be no abatement of Rent.

(b)Landlord shall not be liable for any failure to make any such repairs to the extent such failure is caused by accidents, strikes, lockouts or other conditions beyond the reasonable control of Landlord.

(c)If such repairs cannot reasonably be made within such one hundred eighty (180) days, if such repairs will cost more than the available insurance proceeds, if such casualty is not of the type insured by Landlord, or if Landlord has the right to terminate this Lease under Section 15.1(g) below, Landlord may, at its option, elect to either (i) make such repairs within a reasonable time and, in such event, this Lease shall continue in effect and the Basic Monthly Rent shall be abated in the manner provided above, or (ii) terminate this Lease. Within thirty (30) days after the occurrence of a casualty, Landlord shall give written notice to Tenant of Landlord’s election to (i) repair the damage caused by such casualty, or (ii) terminate this Lease as of the date specified in such notice.

09338.008 2450031v1	27

ActiveUS 172034323v.3

(d)With respect to any damage and repairs, Tenant waives the provisions of Section 1932(2), 1933(4), 1941 and 1942 of the California Civil Code or any successor statute thereto or similar statute hereinafter enacted.

(e)All proceeds of any insurance maintained by Tenant or Landlord upon the Premises (including insurance on Tenant improvements) shall be used to pay for the repairs to the property covered by said insurance, to the extent that repairs are made pursuant to this Article.

(f)If the Premises, the Building, or the Common Areas are damaged, and such damage is of the type insured against under the insurance maintained by Landlord, the cost of repairing said damage up to the amount of the deductible, or any amount in excess of the coverage under said insurance policy, shall be included as a part of Direct Expenses.

(g)Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises or any portion of Common Areas or the Building when the damage occurs during the last eighteen (18) months of the Term. Tenant may terminate this Lease if the Premises are damaged, in any material manner, during the last eighteen (18) months of the Term, unless such damage may be repaired or the Premises be restored within ninety (90) days after such damage, provided, within thirty (30) days after such damage occurs, Tenant shall give Landlord written notice of its election to terminate on a date specified in such notice, which date shall not be less than thirty (30) nor more than sixty (60) days after the date of such notice.

15.2Loss of Enjoyment

No damages, compensation or claim shall be payable by Landlord to Tenant for any inconvenience, loss of business or annoyance of Tenant arising from any repair or restoration of any portion of the Premises or any other portion of the Building or Common Areas performed by Landlord or its agents. Landlord shall use commercially reasonable efforts to effect such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant’s use and occupancy of the Premises.

15.3Automatic Termination

A total destruction of the Building shall automatically terminate this Lease.

ARTICLE 16

DEFAULTS AND REMEDIES

16.1Events of Default

Any act or omission of Tenant, in breach of the Lease, which does not constitute an Event of Default shall be a “Default.” The occurrence of any of the following shall constitute an “Event of Default” and breach of this Lease by Tenant:

(a)Any failure by Tenant to pay Rent as and when due, for more than three (3) days after written notice thereof by Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under Section 1161, et seq. of the California Code of Civil Procedure or any successor statute thereto or similar statute hereinafter enacted; or

(b)The abandonment of the Premises by Tenant, Landlord acknowledging that ceasing operations shall not be deemed abandonment unless Tenant ceases operations for more than sixty (60) days; or

09338.008 2450031v1	28

ActiveUS 172034323v.3

(c)Any failure by Tenant to deliver an estoppel certificate under Section 20.11 or an instrument requested by the Holder of a Superior Interest under Article 18, as the case may be, within the time period set forth in such provisions; or

(d)Any failure by Tenant to observe and perform any other provision of this Lease or the Rules and Regulations (as defined in Section 20.14 below) where such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that any such notice shall be in lieu of and not in addition to, any notice required under Section 1161, et seq. of the California Code of Civil Procedure or any successor statute thereto or similar statute hereinafter enacted; or

(e)The making by Tenant of any general assignment for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a Chapter 7 debtor or to have debts discharged or of a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within ninety (90) days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within ninety (90) days.

16.2Landlord’s Remedies

(a)In the event of an Event of Default by Tenant, as defined herein, then, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option, but shall not be obligated to do so, to terminate this Lease and all rights of Tenant hereunder by giving Tenant written notice of such election to terminate. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(i)The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(ii)The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds that portion of rental loss which Tenant proves could have been reasonably avoided; plus

(iii)The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss which Tenant proves reasonably could be avoided; plus

(iv)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligation under this Lease or which in the ordinary course of things would be likely to result therefrom including, but not limited to, brokerage commissions and the cost of restoring said Premises to the condition required under this Lease; plus

(v)At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law.

(vi)As used in (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in (iii) above, “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank at San Francisco at the time of award, plus one (1) percentage point.

09338.008 2450031v1	29

ActiveUS 172034323v.3

(b)In the event of any such Event of Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, to reenter the Premises to remove all persons and property from the Premises. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(c)In the event of the abandonment of the Premises by Tenant or in the event of any Event of Default by Tenant, if Landlord does not elect to terminate this Lease as provided in this Section, then Landlord may exercise the remedy and shall be entitled to all the rights provided for in California Civil Code Section 1951.4 or any successor statute thereto or similar statute hereinafter enacted.

(d)Landlord shall not, by any reentry or other act, be deemed to have accepted any surrender by Tenant of the Premises or Tenant’s interest therein, or be deemed to have terminated this Lease or Tenant’s right to possession of the Premises or the liability of Tenant to pay Rent thereafter to accrue or Tenant’s liability for damages under any of the provisions hereof, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease.

(e)Landlord may suspend or discontinue all or any of the services specified in Article 7 during the continuance of any material and undisputed monetary Event of Default; and no such suspension or discontinuance will be deemed or construed to be an eviction, constructive or actual, or an ejection of Tenant.

(f)If Landlord reenters the Premises following an Event of Default, Tenant shall have no claims for damages that may be caused by Landlord’s reentering or removing and storing the property of Tenant, and without limiting Section 12.2 above, Tenant agrees to indemnify, defend, protect and hold Landlord harmless from all losses, costs, expenses (including attorney’s fees and court costs) or damages occasioned by Landlord. No such entry shall be considered or deemed to be a forcible entry by Landlord.

(g)All rights, options, and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease.

(h)Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future law in the event Tenant is evicted or dispossessed from the Premises for any cause, or in the event Landlord obtains possession of the Premises by reason of the commission by Tenant of an Event of Default or otherwise.

16.3Landlord’s Default

Landlord shall not be deemed to be in default under this Lease for failure to perform its obligations unless and until it has failed to perform such obligations within thirty (30) days after written notice by Tenant to Landlord specifying the manner in which Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for this performance, then Landlord shall not be deemed to be in default, if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In the event of a default by Landlord hereunder, the extent of Landlord’s liability shall be strictly limited to and shall not extend beyond Landlord’s interest in the Building as per Section 12.3 hereof.

09338.008 2450031v1	30

ActiveUS 172034323v.3

ARTICLE 17

EMINENT DOMAIN

17.1Taking of Premises

If all or any part of the Premises shall be taken by any public or quasi-public authority as a result of the exercise of the power of eminent domain, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of partial taking, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises by written notice to the other within thirty (30) days after the date of such taking; provided, however, that a condition to the exercise by Landlord or Tenant of such right to terminate shall be that the portion of the Premises taken shall, in Tenant’s and Landlord’s commercially reasonable judgment, be of such extent and nature as substantially to handicap, impede and impair Tenant’s use of the balance of the Premises. If a material part of the Building or the Common Areas are condemned or taken, or if substantial alteration or reconstruction of the Building or Common Areas shall, in Landlord’s reasonable opinion, be necessary as a result of such condemnation or taking, Landlord may terminate this Lease by written notice to Tenant within thirty (30) days after the date of taking. If a material part of the Building or the Common Areas are condemned or taken, and Tenant reasonably determines that it is unable to continue to operate the Premises in the same manner following such condemnation or taking, Tenant may terminate this Lease by written notice to Landlord within thirty (30) days after the date of taking.

17.2Condemnation Award

In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, and any interest therein whatsoever which may be paid or made in connection therewith, and Tenant shall have no claim against Landlord for the value of any unexpired Term or otherwise. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Basic Monthly Rent thereafter to be paid shall be equitably reduced by Landlord. Tenant hereby waives sections 1265.110 through 1265.160 of the California Code of Civil Procedure.

17.3Temporary Taking

Without limiting any other provision of this Article 17, if all of the Premises shall be condemned or taken for governmental occupancy for a period of more than one year, this Lease shall terminate as of the date of taking and Landlord shall be entitled to any and all compensation, damages, income, rent and awards in connection therewith.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all declarations of restrictions, ground leases, mortgages, deeds of trust or other security interests of any kind now or hereafter encumbering or affecting the Project or any portion thereof, or on or against Landlords interest or estate therein (collectively, “Superior Interests”), all without the necessity of any further instrument executed or delivered by or on the part of Tenant for the purpose of effectuating such subordination. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver, upon demand, such further instruments evidencing such subordination of this Lease to any such Superior Interest and the other terms of this Article 18 as may be required by Landlord or by the current or prospective holder of such Superior Interest (the “Holder”). Notwithstanding anything to the contrary in this Article 18 or otherwise in this Lease, the Holder of any mortgage or deed of trust

09338.008 2450031v1	31

ActiveUS 172034323v.3

now or hereafter placed on or against the Building or the Project, or both (“Lender”) may at any time subordinate such mortgage or deed of trust to this Lease in whole or in part, without any need to obtain Tenant’s consent, by execution of a written document subordinating such mortgage or deed of trust to this Lease to the extent set forth in such document and thereupon this Lease shall be deemed prior to such mortgage or deed of trust to the extent set forth in such document without regard to this Lease, such mortgage or deed of trust, or their respective dates of execution, delivery and/or recording. In that event, to the extent set forth in such document, such mortgage or deed of trust shall have the same rights with respect to this Lease as would have existed if this Lease had been executed, and a memorandum thereof recorded prior to the execution, delivery and recording of such mortgage or deed of trust. In the event of foreclosure or exercise of any power of sale under any Superior Interest, Tenant, upon demand, shall attorn to the purchaser at any foreclosure sale or sale pursuant to the exercise of any power of sale in which event this Lease shall not terminate and Tenant shall automatically be and become the tenant of the purchaser; provided, no landlord or purchaser at any foreclosure sale or sale pursuant to the exercise of any power of sale or any successor thereto shall be liable for any act or omission of any prior landlord (including Landlord) or be subject to an offsets or defenses which Tenant might have against any prior landlord (including Landlord), except and to the extent that any such amount has been assigned, recovered or obtained by the successor-in-interest to Landlord or be bound by any Rent which Tenant might have paid in advance to any prior landlord (including Landlord) for a period in excess of one month or by any Prepaid Rent or other prepaid charge which Tenant might have paid in advance to any prior landlord (including Landlord), or be bound by an agreement or modification of this Lease made after Tenant has written notice of the interest of such party without the prior written consent of such party. If requested by Tenant in writing concurrently with the execution and delivery of this Lease, at Tenant’s sole cost and expense, Landlord shall use commercially reasonable efforts to obtain from its existing Lender, such Lender’s subordination, non-disturbance and attornment agreement (if any); provided, however, that the failure to obtain such an agreement shall not subject Landlord to any liability and shall not affect the validity or effectiveness of or any of Tenant’s obligations under this Lease.

ARTICLE 19

SURRENDER OF PREMISES; REMOVAL OF PROPERTY

19.1Tenant’s Removal of Property

Upon the expiration or termination of the Term, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as the same are now or hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and in a reasonable state of cleanliness. In such event, Tenant shall, without expense to Landlord, remove from the Premises all debris, rubbish, furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises and all similar articles of any other persons claiming under Tenant. Unless otherwise required to do so by Landlord, however, Tenant shall not remove any additions or improvements to the Premises, such as carpet, interior partition walls and doors, “built-ins”, shelves, built-in fixtures or other similar items, it being understood and agreed that such items are and shall remain the property of Landlord. Tenant shall also repair, at its expense, all damage resulting from such removal.

09338.008 2450031v1	32

ActiveUS 172034323v.3

19.2Abandoned Property

Whenever Landlord shall reenter the Premises as provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term or within five (5) business days after a termination by reason of an Event of Default, as provided in this Lease, shall be considered abandoned, and Landlord may remove any or all such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere at the cost of and for the account of Tenant as per Section 16.2(b) hereof.

ARTICLE 20

MISCELLANEOUS

20.1Landlord’s Inspection and Maintenance

Tenant shall permit Landlord and its agents upon one (1) business day prior notice (except in the event of an emergency) at all reasonable times, in the company of a representative of Tenant, to enter the Premises for the purpose of inspecting the same and/or for the purpose of protecting the interest therein of Landlord, and to take all required materials and equipment into the Premises and perform all required work therein, subject to the terms of this Lease, and provided that Landlord and its agents shall comply with Tenant’s confidentiality policies and procedures.

20.2Exhibition of Premises

Tenant shall permit Landlord and its agents to enter and pass through the Premises at all reasonable hours to:

(a)Post notices of non-responsibility; and

(b)Exhibit the Premises to Holders of Superior Interests and to any prospective Lender, purchaser or lessee of the Building, provided that Landlord provides Tenant with at least one (1) business day prior notice (except in the event of an emergency) of such entry, enters in the company of a representative of Tenant, and complies with Tenant’s confidentiality policies and procedures.

20.3Rights Reserved by Landlord

Landlord reserves the following rights, exercisable without liability to Tenant for (a) damage or injury to property, person or business, (b) causing an actual or constructive eviction from the Premises, or (c) disturbing Tenant’s use or possession of the Premises:

(i)To name the Building and to change the name or street address of the Building.

(ii)To install and maintain all signs on the exterior and interior of the Building.

(iii)To have pass keys to the Premises and all doors within the Premises, excluding Tenant’s vaults and safes, which keys shall be safeguarded by Landlord and available only to Landlord’s authorized personnel.

09338.008 2450031v1	33

ActiveUS 172034323v.3

(iv)To enter the Premises for the purpose of making inspections, repairs, alterations, additions or improvements to the Premises or the Building and to take all steps as may be reasonably necessary or desirable for the safety, protection, maintenance or preservation of the Premises or the Building or Landlord’s interest therein, or as may be necessary or desirable for the operation or improvement of the Building or in order to comply with Laws, in all cases, subject to the terms of this Lease; provided that Landlord shall provide Tenant with at least one (1) business day prior notice (except in the event of an emergency), shall enter the Premises in the company of a representative of Tenant, and shall comply with Tenant’s confidentiality policies and procedures.

20.4Quiet Enjoyment

Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, and subject to the covenants and conditions set forth in this Lease and to the rights of any Holders of Superior Interests.

20.5Force Majeure

Any prevention, delay or stoppage of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain labor, materials equipment or reasonable substitutes therefore, acts of God, governmental restrictions or regulations or controls, judicial orders, enemy or hostile government actions, civil commotion, war or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay or stoppage. Nothing in this Section, however, shall excuse or delay Tenant’s obligation to pay Rent or other charges under this Lease except as otherwise expressly provided.

20.6Counterparts

This Lease may be executed in multiple counterparts, all of which shall constitute one and the same Lease.

20.7Execution of Lease

The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises within the Building. Execution of this Lease by Tenant and its return to Landlord shall not be binding on Landlord notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.

20.8Further Assurances

The parties agree to promptly sign all documents reasonably requested to give effect to the provision of this Lease.

20.9Lender Protection

Tenant agrees to send by certified or registered mail to any Lender whose address has been furnished to Tenant in writing, a copy of any notice of default served by Tenant on Landlord. If Landlord fails to cure such default within the time provided for in this Lease, such Lender shall have an additional thirty (30) days to cure such default; provided that if such default cannot reasonably be cured within that thirty (30) day period, then such Lender shall have such additional time to cure the default as is reasonably necessary under the circumstances.

09338.008 2450031v1	34

ActiveUS 172034323v.3

20.10Expenses of Litigation

If either party incurs any expense, including reasonable attorneys’ fees, in connection with any action instituted by either party by reason of any dispute under this Lease or any Default or alleged Default of the other party, the party prevailing in such action shall be entitled to recover its reasonable attorneys’ fees and expenses from the other party, which shall include fees and expenses of any appeal, all as fixed by the court. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment. In addition, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant or in connection with any other breach of this Lease by Tenant, Tenant agrees to pay Landlord actual attorneys’ fees for such services, regardless of the fact that no legal action may be commenced or filed by Landlord.

20.11Tenant’s Certificates

Tenant agrees at any time from time to time, within twenty (20) days of receipt of written request, to execute, acknowledge and deliver to Landlord a statement in writing certifying: (a) that this Lease is unmodified and in full force and effect or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications; (b) the Term Commencement Date, Rent Commencement Date and Term Expiration Date; (c) the dates to which the Basic Monthly Rent and Rent hereunder have been paid in advance, if any; (d) the amount of the current Basic Monthly Rent; (e) as to any actual or proposed Transfers; (f) whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which it may have knowledge; (g) the amount of Prepaid Rent, if any; and (h) any other information reasonably requested. Any such statement delivered pursuant to this Section may be relied upon by Landlord, any prospective purchaser of the Building, any current or prospective Lender, any other current or prospective Holder of a Superior Interest, and any other third parties.

20.12Holding Over

Any holding over after the expiration or termination of the Term without the consent of Landlord shall be construed to be a tenancy at sufferance upon the same provisions and conditions as otherwise set forth herein, except that the Basic Monthly Rent shall be an amount equal to one hundred fifty percent (150%) of the Basic Monthly Rent payable (without reduction) immediately prior to such holding over. Acceptance by Landlord of Rent after the expiration or termination of this Lease shall not constitute a consent by Landlord to any such tenancy from month to month or result in any other tenancy or any renewal of the Term. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into or perform under new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to surrender the Premises within thirty (30) days of the expiration or other termination of this Lease, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all Claims resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. The provisions of this Section 20.12 are in addition to, and do not affect, Landlord’s right to re-entry or other rights hereunder or provided by law.

09338.008 2450031v1	35

ActiveUS 172034323v.3

20.13Notices

All notices, which Landlord or Tenant may be required or may desire to serve on the other shall be in writing and shall be served by personal delivery, overnight delivery or by mailing the same by registered or certified mail, postage prepaid, addressed as specified in Item 1 of the Basic Lease Information or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing in accordance with this Section. Any notice so given by mail as provided above shall be deemed effectively given forty-eight (48) hours after deposit in the mail as provided above, unless received earlier by the addressee. Any notice served by personal delivery shall be deemed effectively given when delivered at the party’s address. Any notice by overnight delivery shall be deemed effectively given on the next business day.

20.14Rules and Regulations

Tenant agrees to abide by and comply with the Rules and Regulations attached hereto as Exhibit B (the “Rules and Regulations”) and incorporated herein by this reference. Landlord shall not be liable to Tenant for any violation of such Rules and Regulations by any other tenant or occupant of the Building. In the event of any inconsistencies between this Lease and the Rules and Regulations, the terms of this Lease shall prevail. Landlord shall have the right upon written notice, from time to time, to amend, modify and add to the Rules and Regulations.

20.15Waiver of Jury Trial; Venue and Jurisdiction

To the extent permitted by Law, each party hereto shall not seek a jury trial, hereby waives trial by jury, and hereby further waives any objection to venue in the City and County of San Francisco, and agrees and consents to personal jurisdiction of the courts of the State of California, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. No party will seek to consolidate any such action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived. It is the intention of the parties that these provisions shall be subject to no exceptions. By execution of this Lease, the parties agree that this provision may be filed by any party hereto with the clerk or judge before whom any action is instituted, which filing shall constitute the written consent to a waiver of jury trial pursuant to and in accordance with Section 631 of the California Code of Civil Procedure. No party has in any way agreed with or represented to any other party that the provisions of this Section 20.15 will not be fully enforced in all instances. The provisions of this Section 20.15 shall survive the expiration or earlier termination of this Lease.

20.16Governing Laws

This Lease shall be governed by and construed in accordance with the laws of the State of California.

20.17Heading and Titles

The marginal titles to the Articles of this Lease are inserted for convenience of reference only and shall have no effect upon the construction or interpretation of any part hereof.

09338.008 2450031v1	36

ActiveUS 172034323v.3

20.18Heirs and Assigns

Subject to the limitations on Transfers, this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

20.19Time of Essence

Time is of the essence with respect to the performance of every provision of this Lease.

20.20Severability

If any condition or provision of this Lease shall be held invalid or unenforceable to any extent under any applicable Law or by any court of competent jurisdiction, the remainder of this Lease shall be affected thereby, and each condition and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

20.21Authority

Tenant represents and warrants that each individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of Tenant and that this Lease is binding upon Tenant in accordance with its terms.

20.22Brokers

Landlord shall be solely responsible for the payment of brokerage commissions to the entity or entities specified in Item 8 of the Basic Lease Information.

20.23No Light. Air or View Easement

Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building shall not in any way affect this Lease or impose any liability on Landlord.

20.24Entire Agreement

This Lease, along with any Exhibits affixed hereto, constitutes the entire and exclusive agreement between Landlord and Tenant relative to the Premises.

20.25Recording

Neither Landlord nor Tenant shall record this Lease.

20.26Number and Genders; Joint and Several Liability

The words “Landlord” and “Tenant”, as used herein, shall include the plural as well as the singular. Words used in the masculine gender include the feminine and neuter. If there be more than one Landlord or Tenant, then the obligations hereunder imposed upon Landlord and Tenant shall be joint and several.

09338.008 2450031v1	37

ActiveUS 172034323v.3

20.27Waiver

The failure of Landlord or Tenant to exercise its rights in connection with any breach or violation of any term, covenant, or condition herein contained, shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptances of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

20.28No Merger

The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate any or all existing subleases or sub tenancies, or operate as an assignment to Landlord of any or all of such subleases or sub tenancies.

20.29No Representations or Warranties

Neither Landlord nor Landlord’s agents or attorneys have made any representations or warranties with respect to the Premises, the Building or this Lease, except as expressly set forth herein, and no easements or licenses are or shall be acquired by Tenant by implication or otherwise.

20.30Amendments

This Lease may not be altered, changed, or amended except by an instrument signed by both parties hereto.

20.31Exhibits

Each of the following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

Exhibit A - Legal Description of Real Property

Exhibit B - Rules and Regulations

Exhibit C - Breakdown of Operating Expenses

09338.008 2450031v1	38

ActiveUS 172034323v.3

IN WITNESS WHEREOF the parties hereto have executed this Lease on the day and year first above written.

“LANDLORD”

Geary-Market Investment Company, Ltd., a California corporation

By:	David Cuneo
Its:	Vice President

“TENANT”

Apellis Pharmaceuticals, Inc., a Delaware corporation

Name:	Pascal Deschatelets
Its:	Chief Operating Officer

09338.008 2450031v1	39

ActiveUS 172034323v.3

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

PARCEL A:

Beginning at a point on the northwesterly line of Market Street, distant thereon 139 feet and 5/8 of an inch southwesterly from the point formed by the intersection of the northwesterly line of Market Street with the westerly line of Kearny Street; running thence southwesterly along said line of Market Street 50 feet; thence at a right angel (to the said northwesterly line of Market Street) northeasterly to a point formed by the intersection of a line drawn northwesterly and at a right angle to the northwesterly line of Market Street from a point distant thereon 189 feet and 5/8 of an inch southwesterly from the westerly line of Kearny Street, and a line drawn at right angles southerly to the southerly line of Geary Street at a point on the southerly line of Geary Street, distant thereon 184 feet and 5 inches westerly from the westerly line of Kearny Street; thence northerly from the point of intersection of said two lines to a point situate on the southerly line of Geary Street, distant thereon 184 feet and 5 inches westerly from the westerly line of Kearny Street, meeting said southerly line of Geary Street aforesaid at a right angle; thence easterly along the southerly line of Geary Street 40 feet; thence at a right angle (to said southerly line of Geary Street), southerly 65 feet and 6½ inches; thence southeasterly 54 feet, more or less, to the northwesterly line of Market Street and the point of beginning.

Being a portion of 50 Vara Block No. 98.

PARCEL B:

Beginning at a point on the northwesterly line of Market Street, distant thereon 189.052 feet southwesterly from the westerly line of Kearny Street; running thence southwesterly along said line of Market Street 193.396 feet to a point distant thereon 40 feet northeasterly from the northerly line of O’Farrell Street; thence deflecting 112°36’33” to the right from the southwesterly bearing of said line of Market Street and running northerly 99.229 feet to a point which is perpendicularly distant 50 feet easterly from the easterly line of Grant Avenue measured from a point distant thereon 120 feet northerly from the northerly line of O’Farrell Street; thence deflecting 67°29’02” to the right from the northerly bearing of the preceding course and running northeasterly 36.901 feet; thence deflecting 54°19’44” to the left and running northerly parallel with said line of Grant Avenue 40.880 feet; thence deflecting 54°07’23” to the right and running northeasterly 24.708 feet to a line drawn southerly at a right angle to the southerly line of Geary Street from a point distant thereon 100 feet easterly from the easterly line of Grant Avenue; thence deflecting 54°07’23” to the left and running northerly along the last said line so drawn 78.120 feet to the said southerly line of Geary Street; thereon 184.417 feet westerly from the westerly line of Kearny Street; thence southerly at a right angle to said line of Geary Street 95.531 feet to the line drawn northwesterly from the point of beginning at a right angle to said line of Market Street; thence deflecting 35°45’51” to the left from the southerly bearing of the preceding course and running southeasterly 53.063 feet to the point of beginning.

Being a portion of 50 Vara Block No. 98.

Assessor’s parcel No: Lots 4 and 9, Block 31

09338.008 2450031v3	1

ActiveUS 172034323v.3

DEPICTION OF PREMISES

To be inserted

09338.008 2450031v3	2

ActiveUS 172034323v.3

DEPICTION OF PREMISES

720 MARKET STREET
SAN FRANCISCO, CA. 94102

GEARY STREET
TOTAL RENTABLE 5,044 sf
VESTIBULE/ STAIRWELL 238 sf
ELEVATOR SHAFT 177 sf
VESTIBULE/ STAIRWELL 209 sf
80 sf
18 sf
UP
DN
11'-6"
11'-6"
11'-6"
11'-6"
14'-8"
12'-4"
18'-10"
31'-10"
22'-0"
21'-4"
11'-0"
6'-6"

TOTAL RENTABLE
5,044 SF TOTAL RENTABLE
LEGEND
USABLE OFFICE/STORE
USABLE BLDG COMMON
FLOOR COMMON
VERTICAL PENETRATION
FLOOR RENTABLE

FIFTH FLOOR:

EXHIBIT B

RULES AND REGULATIONS

1.The sidewalks, halls, passages, exits, vestibules, entrances, public areas, elevators and stairways of the Building shall not be obstructed by any of the tenants or used by them for any purpose other than ingress to and egress from their respective Premises. The halls, passages, exits, entrances, elevators and stairways are not for the general public, and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building. If the Premises are situated on the ground floor with direct access to the street, then Tenant shall, at Tenant’s expense, keep the sidewalks and curbs directly in front of the Premises clean and free from dirt, refuse and other obstructions.

2.No sign, placard, picture, name, advertisement, inside or outside the Building, or notice visible from the exterior of any tenant’s Premises shall be inscribed, painted, affixed or otherwise displayed by any tenant on any part of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at tenant’s expense and without notice or liability, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors, windows and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person or entity selected by Landlord, using materials of Landlord’s choice and in a style and format approved by Landlord. Written material visible from outside the Building will not be permitted. Landlord shall have the right to remove any such written material, at Tenant’s expense and without notice or liability. Landlord shall place Tenant’s name on the directory in the lobby of the Building and on the individual floor directory, if available. Landlord reserves the right to restrict the amount of directory space utilized by Tenant. Tenant shall not have the right to have additional names placed on the directory without Landlord’s prior written consent. If such consent is given, the addition of such names shall be at Tenant’s expense. The directory of the Premises will be provided for the display of the name and location of Tenants and a reasonable number of the principal officers and employees of Tenants, and Landlord reserves the right to exclude any other names therefrom. Any additional name that Tenant shall desire to place upon the directory must first be approved by Landlord and, if so approved, a charge will be made for each such name.

3.The Premises shall not be used for the storage of merchandise held for sale to the general public, for lodging or sleeping. No cooking shall be done or permitted by any tenant on the Premises, except the use by such tenant of Underwriter’s Laboratory approved microwave oven or equipment for brewing coffee, hot chocolate and other similar beverages which shall be permitted, provided that the power required by such equipment shall not exceed that amount which can be provided by a 30-amp circuit and that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations. Repair and maintenance of garbage disposals, dishwashers, ice makers and other similar equipment shall be at Tenant’s expense.

4.If Tenant requires janitorial services in addition to such services provided by Landlord, no Tenant shall employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord in writing. Except with the written consent of the Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Janitorial services will not be furnished on nights when Tenant’s premises are occupied after 10:00 p.m., unless Landlord and Tenant agree in writing that such service is to be provided at a later hour for specifically designated rooms. Landlord shall not be responsible to Tenant for any loss or damage to property on its Premises, however occurring.

09338.008 2450031v3	3

ActiveUS 172034323v.3

5.Landlord will furnish each tenant with two keys to each door lock in its Premises free of charge. Landlord may make a reasonable charge for any additional keys. No Tenant shall have keys made except by Landlord’s designated locksmith. No tenant shall alter any lock or install a new or additional lock or bolts on any door of its Premises without the prior written consent of Landlord. Tenant shall in each case furnish Landlord with a key for any such lock. Each tenant, upon the termination of its tenancy, shall deliver to Landlord all keys to doors in the Building which shall have been furnished to such tenant. Tenant shall not be reimbursed for excess keys returned at termination of Lease term. In the event of the loss of any key furnished to Tenant by Landlord, Tenant shall pay to Landlord the cost of replacing the same of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such a change. All locks and bolts installed in the Premises excluding Tenant’s vaults and safes or specialty security areas (which shall be designated by Tenant in a written notice to Landlord) shall be keyed to the Building master key system.

6.The carrying in or out of freight, furniture or bulky material of any description must take place during such hours as Landlord may from time to time reasonably determine, which shall not include peak hours of elevator usage. Landlord shall designate appropriate entrances and a “freight” elevator for deliveries or other transportation of goods to or from the Premises and Tenant shall not use any other entrances or elevators for such purposes. The installation and moving of such freight, furniture or bulky material shall be made upon fortyeight (48) business hours previous notice to the Building Manager and the persons employed by Tenant for such work must be reasonably acceptable to Landlord. Certificates of Insurance from Tenant’s movers, with terms acceptable to Landlord, must be provided to the Building Office in advance of the move. Tenant may, subject to the provisions of the immediately preceding sentence, move freight, furniture, bulky matter and other material into or out of the Premises after Building hours; provided Tenant pays the additional costs, if any, incurred by Landlord for elevator operators, security guards, maintenance supervision and other expenses arising by reason of such move by Tenant. If, at least two days prior to such move, Landlord requests Tenant to deposit with Landlord, as security for Tenant’s obligation to pay such additional costs, a sum which Landlord reasonably estimates to be the amount of such additional costs, then Tenant shall deposit such sum with Landlord as security for such costs. The persons employed by Tenant to move equipment or other items in and out of the Building must be acceptable to Landlord. The floors, corners and walls of elevators and corridors used for the moving of equipment or other items in and out of the Building must be adequately covered, padded and protected, and Landlord may provide such padding and protection at Tenant’s expense, if Landlord determines that such measures undertaken by Tenant or Tenant’s movers are inadequate. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building and placed in the Premises. Heavy objects, as considered necessary by Landlord, shall stand on wood strips of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to the Building by moving or maintaining such property shall be repaired at the expense of Tenant. Business machines and other equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient, in Landlord’s reasonable judgment, to absorb and prevent unreasonable vibration and prevent noise and annoyance.

7.No tenant shall use or keep in the Premises or the Building any kerosene, gasoline or flammable or combustible fluid or any other chemical substance or material other than limited quantities thereof reasonably necessary for the operation or maintenance of office equipment; or, without Landlord’s prior written approval, use any method of heating or air conditioning, including, without limitation, portable floor heaters and fans, other than those supplied by Landlord. No tenant shall use or keep or permit to be used or kept any hazardous or toxic materials or any foul or noxious gas or substance in the Premises or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations, or interfere in any way with other tenants or those having business therein.

09338.008 2450031v3	4

ActiveUS 172034323v.3

8.Landlord reserves the right to select the name of the Building and to make such change or changes of name as it may deem appropriate from time to time and Tenant shall not refer to the Building by any name other than: (a) the name selected by Landlord (as same may be changed from time to time) or (b) the postal address approved by the United States Post Office. Tenant shall not use the name of the Building in any respect other than as an address of its operation in the Building without the prior written consent of Landlord.

9.In the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the building during the continuance of the same by such action as Landlord may deem appropriate including closing doors. Landlord also reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building. Tenants serving alcohol to the public for specials functions, parties, or events must carry a “Liquor Liability Endorsement” with their Insurance policy and provide proof of Insurance coverage to Landlord.

10.No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any window of the Building without the prior written consent of Landlord. No files, cabinets, boxes, containers or similar items shall be placed in, against or adjacent to any window of the Building so as to be visible from the outside of the Building. Tenant shall cooperate fully with Landlord in obtaining maximum effectiveness of the cooling system of the Building by closing draperies and other window coverings when the sun’s rays fall upon windows of the Premises. Tenant shall not obstruct, alter or in any way impair the efficient operation of Landlord’s heating, ventilating, air conditioning, electrical, fire, safety or lighting systems, nor shall Tenant tamper with or change the setting of any thermostat or temperature control valves in the Building other than room thermostats installed for Tenant’s use. Landlord reserves the right to install solar film on the windows of the Building to aid the efficiency of the HVAC system and to reduce energy costs. Tenant shall not remove solar film from any window. Tenant shall also cooperate with Landlord to comply with any governmental energy-saving rules, laws or regulations. No bottles, parcels or other articles may be placed in the halls or any other part of the Building, nor shall any article be thrown out of the doors or windows of the Premises.

11.No tenant shall obtain for use in the Premises ice, drinking water, food, beverage, towel, barbering, shoe polishing, or vending machines, or other similar services except at such reasonable hours and under such reasonable regulations as may be fixed by Landlord. If the Premises or any part of the Building become infested with vermin as a result of Tenant’s use, Tenant shall reimburse Landlord for the expense of extermination.

12.Each tenant shall see the doors of its Premises are closed and locked, that all water faucets, water apparatus, equipment, lights and other utilities are shut off before such tenant or its employees leave the Premises, so as to prevent waste or damage; and for any default or carelessness in this regard. Tenant shall keep Suite entry doors (fire doors) closed at all times unless an electronic hold open devise connected to the main Fire Safety System is installed (at Tenant’s cost). In no event shall Tenant prop open their entry fire door.

13.The lavatory rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed; no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant, who, or whose employees or invitees, shall have caused it.

09338.008 2450031v3	5

ActiveUS 172034323v.3

14.No tenant shall install any radio or television antenna, loud speaker or other device on the roof or the exterior walls of the Building without the prior written consent of Landlord. No awnings, air conditioning units or other projections shall be attached to the outside walls or window sills of the Building or otherwise project from the Building, without the prior written consent of Landlord.

15.Tenant shall immediately, upon request from Landlord (which request need not be in writing), reduce its lighting in the Premises for temporary periods designated by Landlord, when required in Landlord’s judgment to prevent overloads of the mechanical or electrical systems of the Premises.

16.There shall not be used in any space or public halls of the Building, either by any tenant or any others, any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. No other vehicle of any kind except wheelchairs or other similar devices shall be brought by any tenant into the Building or kept in or about its Premises.

17.Each tenant shall store all its trash, garbage and recyclable materials within the Premises. No material shall be placed in corridors, hallways or elevator lobbies or in the trash boxes or receptacles of such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city where the Building is located without being in violation of any law or ordinance governing such disposal. All garbage and refuse removal shall be made only through entry ways and elevators provided for such purposes and at such times as Landlord shall designate.

18.Canvassing, peddling, soliciting and distribution of handbills or other written materials in the Building are prohibited and each tenant shall cooperate to prevent the same.

19.Tenant and its authorized representatives and invitees shall not make or permit any noise in the Building that is annoying, unpleasant or distasteful, interfering in any way with other tenants or those having business with them, or bring into or keep within the Building or common areas, any animal (except for service animals), bird, bicycle or other vehicle except wheelchairs or other similar devices or such vehicles as are permitted to park in parking areas, in accordance with these Rules and Regulations.

20.Tenant shall not make, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof, except to install normal wall hangings. Tenant shall repair any damage resulting from non-compliance with this rule.

21.Landlord shall direct licensed electricians as to where and how telephone and electrical wires are to be introduced. If Landlord’s consent is given for such installation, Tenant and/or its electrician shall be solely responsible, at Tenant’s sole expense, for the patching, fireproofing or other building integrity installation as shall be deemed necessary by Landlord. No cutting or boring for wires shall be allowed without Landlord’s consent. The location of telephones, call boxes and office equipment affixed to the Premises shall be subject to Landlord’s approval. No equipment may be installed in the Building Main Telephone Closet or Floor Telephone Closets. Tenant shall not lay linoleum tile, carpet or other floor covering to the floor of the Premises, except as approved by Landlord.

22.The requirements of Tenant will be attended to only upon appropriate application by an authorized individual to the office of the Building manager by telephone or in person.

09338.008 2450031v3	6

ActiveUS 172034323v.3

23.Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

24.Tenant shall comply with all safety, maximum occupancy and fire protection and evacuation procedures and regulations established by Landlord or any governmental agency and, upon Landlord’s request, shall post appropriate signs and placards regarding such safety, maximum occupancy and fire protection and evacuation procedures and regulations.

25.Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors and other means of entry to the Premises closed and locked when the Premises are unattended.

26.Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenants, nor prevent Landlord from thereafter enforcing any such rules and regulations against any or all of the tenants of the Building.

27.These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

28.Landlord reserves the right to make such other reasonable Rules and Regulations as, in its judgment, may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of the order therein.

29.Landlord shall not be responsible to Tenant or to any other person for the non-observance or violation of the Rules and Regulations by any other tenant or other person. Tenant shall be deemed to have read these rules and have agreed to abide by them as a condition to its occupancy of the space leased.

30.The “Ordinary Business Hours” of the Building shall be 8:00 a.m. to 5:00 p.m. Monday through Friday (Saturday, Sunday and holidays excluded).

31.Use of aquariums, water beds or other water containing vessels in excess of one gallon, aside from UL listed bottled water dispensers, is prohibited without the prior written consent of Landlord.

09338.008 2450031v3	7

ActiveUS 172034323v.3

EXHIBIT C

Breakdown of Building Operating Expenses

These expenses relate of the entire building, the building common areas, and Tenant repairs and maintenance for building standard services provided. Specific services above building standard shall be billed directly to Tenants as an additional charge on a monthly basis.

Taxes and Operating expenses relating to the entire building:

Cleaning exterior

Exterior painting - graffiti removal

R&M Payroll

R&M Fire Safety Security

Admin - Professional fees

Admin - Supplies and Materials

Admin - Association Dues

Admin - Miscellaneous

Admin – Payroll

Admin - Telephone

Admin - Management Fees

Utilities - Water

Insurance

Property Taxes

Building Office Rent

Operating expenses relating to Office Tenants only:

Cleaning/Janitorial

R&M Elevator

R&M HVAC

R&M Electrical

R&M Structural/Roof

R&M Plumbing

R&M Other Building Maintenance

R&M Waste Removal

R&M General Supplies

Lobby Plants

Utilities – Electrical

Utilities - Gas

Amortized Capital Improvements to Common Areas

09338.008 2684830v10

ActiveUS 172034323v.3

SCHEDULE 1

TENANT CONSTRUCTION RULES AND REGULATIONS

The rules and regulations governing construction by Tenant in the Building at the time of the execution of the Lease to which this Schedule is attached are as follows (capitalized terms used without being defined in this Schedule shall have the meanings given them in the Lease):

1.Prior to commencement of any construction, Tenant’s Contractor shall coordinate with Landlord’s representatives to ensure that all employees and subcontractors of Tenant’s Contractor have received instruction regarding Landlord’s requirements for safety, security and fire prevention. During construction, Tenant shall coordinate all construction activities with Landlord so as to minimize the disruption caused by such construction, and so as not to interfere with other construction in the Building or the rights of Landlord, other tenants or occupants. Tenant and Tenant’s Construction Agents shall take all safety measures necessary to protect Landlord, its employees and contractors, other tenants and users of the Building and the general public, and the property of each, from injury or damage resulting from the performance of the Tenant Improvement Work.

2.Tenant acknowledges that certain construction activities (including, without limitation, painting, core drilling, use of “shot” type mechanical fasteners, major demolition, use of materials that may release noxious fumes or use of any equipment that produces objectionable noise levels) must be completed, on a daily basis, not later than 6:30 a.m. on weekdays, and may not resume until at least 6:30 p.m. on weekdays. Tenant shall make prior arrangements with Landlord’s representatives if any construction work is to be performed between 6:30 p.m. and 6:30 a.m. or on weekends.

3.All construction work and all storage and staging of materials, tools and equipment shall be confined to the Premises, unless Landlord gives written permission to use areas outside the Premises. Common and public areas of the Building and the sidewalk and curbs in front of or adjacent to the Building shall not be used or obstructed by Tenant or by Tenant’s Construction Agents without written approval of Landlord. All storage of materials, tools and equipment within the Premises or the Building shall be at Tenant’s risk. Tenant shall immediately relocate, at Tenant’s expense, any materials found by Landlord to be stored in an unsafe manner. Landlord shall not be responsible for lost, stolen or damaged materials, tools or equipment stored or staged in the Building.

4.Workers will be permitted to use the restrooms within the Premises, once such restrooms have been completed and placed in service. Restrooms are not to be used for purposes related to Tenant’s construction, including, without limitation, for the cleaning of tools, or any other purposes other than the use for which they are intended. Tenant will be back charged if extraordinary cleanup of bathrooms is required.

5.All deliveries shall be scheduled so that materials are stocked in Tenant’s Premises prior to normal business hours of the Building. No deliveries shall be made through the common or public areas of the Building, or to the sidewalk in front of or adjacent to the Building during business hours. No hand trucks shall be used in any portion of the Building, including common areas, except those equipped with rubber tires and side guards.

6.Landlord will not provide off-street parking for Tenant’s Construction Agents’ vehicles. Loading zones are for loading and unloading purposes only, and no parking in loading zones is permitted. Vehicles parked illegally will be subject to towing at the expense of Tenant or the vehicle owner.

09338.008 2684830v10

ActiveUS 172034323v.3

7.Tenant and Tenant’s Contractor shall be responsible for ensuring that all doors, gates and windows are closed and locked at all times when not in immediate use.

8.Tenant’s Construction Agents are not permitted to transport tools or materials in wheelbarrows or wheeled vehicles in the interior common or public areas of the Building at any time, or in the exterior common or public areas of the Building during normal business hours.

9.All construction shall be performed so as to prevent dust from filtering through to other parts of the Building. All painting shall be shielded and other parts of the Building shall be protected from all fumes and spray. All temporary partitions and dust-proof barriers shall be furnished and installed by Tenant and shall remain intact at all times. Should any panel be removed, torn or otherwise displaced or damaged, it will be reattached or repaired and Tenant will be back charged at a reasonable labor and material charge.

10.Hazardous and/or inflammable materials brought onto the Premises or into the Building in connection with Tenant’s construction shall be used and stored in containers which conform to all applicable laws and regulations, and shall be used in a manner which prevents their accidental release. Toxic substances, including empty containers and hazardous wastes, shall not be discarded in the Premises or the Building, but shall be removed immediately and disposed of in a proper, lawful manner. Tenant’s Contractor shall comply with all federal and state O.S.H.A. Safety Regulations.

11.Tenant and Tenant’s Contractor shall maintain the Premises and related Building facilities, surfaces and glass in a clean, orderly condition during the progress of construction, and shall clean up debris and remove trash daily, to the satisfaction of Landlord. Tenant shall make arrangements to remove dirt and debris from work after the end of each workday. No trash or storage containers will be allowed in the common or public areas of the Building. Tenant or Tenant’s Contractor shall arrange for trash removal service by a debris or scavenger service approved by Landlord and the location of any debris box shall be approved by Landlord. Tenant and Tenant’s Construction Agents shall not use the Building’s trash compactor. Any dirt, debris, construction materials or equipment remaining in the common or public areas of the Building, or in service corridors or adjoining unoccupied spaces, after commencement of normal business hours, may be removed by Landlord at Tenant’s expense.

12.All temporary electrical connections must be approved in advance by Landlord’s representatives prior to installation. Tenant and Tenant’s Construction Agents shall use their respective best efforts to use the minimal amount of water necessary for work and cleanup of the Premises.

13.Construction workers are not permitted to eat in the common or public areas of the Building. Smoking is prohibited in all areas of the Building at all times.

14.Tenant shall not attach or cause to be attached to any wall or structural member of the Building any equipment that may, by virtue of its size or weight, cause structural damage. Tenant shall not exceed the load as set forth in the plans and specifications for the floor of the Building and shall not do anything that might in any way alter or affect the structural strength of the Building.

09338.008 2684830v10

ActiveUS 172034323v.3

15.If appropriate, as determined by Landlord or as required by any applicable Laws, a smoke and/or heat detector shall be installed in Tenant’s space, at Tenant’s expense, during the time any construction work is being performed in the Premises. The smoke and/or heat detector shall be connected by Landlord’s specified contractor, at Tenant’s expense, to the central system, if such control system is available.

16.Except to the extent provided in the Lease or the Work Letter to the contrary, expenses incurred by Landlord in respect of the work performed by or on behalf of Tenant shall be paid by Tenant immediately upon receipt of an invoice from Landlord and shall be delinquent if not paid within thirty (30) days. Late charges, interest and collection expenses on delinquent payments shall be charged to Tenant in the manner set forth in the Lease for delinquent payment of rents

09338.008 2684830v10

ActiveUS 172034323v.3

i

ActiveUS 172034323v.3

6.2	No Nuisance or Waste	11
6.3	Compliance With Laws	11
6.4	Alterations to Common Areas	12
6.5	Toxic Substances	13
6.6	Load and Equipment, Notice of Defects	13
6.7	Signage	13
ARTICLE 7 SERVICES AND UTILITIES		13
7.1	General	13
7.2	Supplementary Services	14
7.3	Interruption of Access, Use or Services	15
ARTICLE 8 SUITABILITY OF PREMISES		15
ARTICLE 9 ALTERATIONS		15
9.1	General	15
9.2	Notice	16
9.3	Labor Relations	17
9.4	Indemnity	17
9.5	Future Construction Work	17
ARTICLE 10 REPAIRS		17
ARTICLE 11 ASSIGNMENT AND SUBLETTING		18
11.1	Restrictions on Transfers	18
11.2	Notice of Proposed Transfer	18
11.3	Reasonable conditions	19
11.4	Transfer Premium	20
11.5	Recapture	20
11.6	Terms of Consent	21
11.7	Subsequent Consents	21
11.8	Certain Transfers	22

09338.008 2450031v3	ii

ActiveUS 172034323v.3

11.9	Tenant Remedies	22
11.10	Bankruptcy	22
11.11	Permitted Transfers	23
ARTICLE 12 NON-LIABILITY AND INDEMNIFICATION		24
12.1	Waiver of Liability	24
12.2	Indemnity	24
12.3	Limitation of Liability	25
ARTICLE 13 INSURANCE		25
13.1	Insurance to be Carried by Tenant	25
13.2	Policy Forms and Delivery	26
13.3	Use of Proceeds	26
13.4	Landlord’s Insurance	26
13.5	Waiver of Subrogation	27
ARTICLE 14 TRANSFER OF LANDLORD’S INTEREST		27
ARTICLE 15 DAMAGE OR DESTRUCTION		27
15.1	Repair or Termination	27
15.2	Loss of Enjoyment	28
15.3	Automatic Termination	28
ARTICLE 16 DEFAULTS AND REMEDIES		28
16.1	Events of Default	28
16.2	Landlord’s Remedies	29
16.3	Landlord’s Default	30
ARTICLE 17 EMINENT DOMAIN		31
17.1	Taking of Premises	31
17.2	Condemnation Award	31
17.3	Temporary Taking	31
ARTICLE 18 SUBORDINATION		31

09338.008 2450031v3	iii

ActiveUS 172034323v.3

ARTICLE 19 SURRENDER OF PREMISES; REMOVAL OF PROPERTY		32
19.1	Tenant’s Removal of Property	32
19.2	Abandoned Property	33
ARTICLE 20 MISCELLANEOUS		33
20.1	Landlord’s Inspection and Maintenance	33
20.2	Exhibition of Premises	33
20.3	Rights Reserved by Landlord	33
20.4	Quiet Enjoyment	34
20.5	Force Majeure	34
20.6	Counterparts	34
20.7	Execution of Lease	34
20.8	Further Assurances	34
20.9	Lender Protection	34
20.10	Expenses of Litigation	35
20.11	Tenant’s Certificates	35
20.12	Holding Over	35
20.13	Notices	36
20.14	Rules and Regulations	36
20.15	Waiver of Jury Trial; Venue and Jurisdiction	36
20.16	Governing Laws	36
20.17	Heading and Titles	36
20.18	Heirs and Assigns	37
20.19	Time of Essence	37
20.20	Severability	37
20.21	Authority	37
20.22	Brokers	37
20.23	No Light, Air or View Easement	37

09338.008 2450031v3	iv

ActiveUS 172034323v.3

20.24	Entire Agreement	37
20.25	Recording	37
20.26	Number and Genders; Joint and Several Liability	37
20.27	Waiver	38
20.28	No Merger	38
20.29	No Representations or Warranties	38
20.30	Amendments	38
20.31	Exhibits	38

09338.008 2450031v3	v

ActiveUS 172034323v.3